UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PERSPECTA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2020

Proxy statement and notice of annual meeting of shareholders

June 15, 2020
Dear Fellow Perspecta Shareholders:
We are pleased to invite you to attend the annual meeting of shareholders of Perspecta Inc. to be held at 10:00 a.m. Eastern Time on Wednesday, August 5, 2020. This Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PRSP2020. You will also be able to vote your shares electronically at the Annual Meeting. A notice of Internet availability, which contains instructions on how to access online our Proxy Statement and our Annual Report for the fiscal year ended March 31, 2020, including our Annual Report on Form 10-K, is first being sent to shareholders on or about June 15, 2020 (unless you have previously requested to receive a paper copy of our materials). We urge you to carefully read our proxy materials, which provide important information about the online meeting and will serve as your guide to the business that will be conducted at the meeting.
Perspecta continues to prove itself as a leader in combining enterprise information technology and mission services to serve the needs of the U.S. public sector. In year one, we were focused on integration. This year, the focus was on modulation, or fine tuning the business. We continued investing in our leadership and business development efforts while remaining focused on these three key areas: the mission, our employees and our shareholders. A steadfast and equal focus on those key areas has been pivotal to our success.
Your vote is important. Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet, or by telephone. In addition, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction form (if you hold your shares through a broker). Voting over the Internet, by telephone, by written proxy, or by voting instruction form will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting.
Thank you for your ongoing support of and continued interest in Perspecta.
Sincerely,

J. Michael Lawrie	John M. Curtis
Chairman of the Board of Directors	Director, President and Chief Executive Officer

Notice of 2020 Annual Meeting of Shareholders

Date:	Wednesday, August 5, 2020
Time:	10:00 a.m. Eastern Time
Location:	www.virtualshareholdermeeting.com/PRSP2020

The 2020 Annual Meeting of Shareholders (“Annual Meeting”) of Perspecta Inc. (“Perspecta” or the “company” and sometimes referred to with the pronouns “we”, “us”, and “our”) will be held on Wednesday, August 5, 2020, at 10:00 a.m. Eastern Time, and will be a virtual meeting conducted exclusively via live webcast. You will be able to attend the meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PRSP2020. To participate in the Annual Meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time.

The purpose of the meeting is to:
1.elect the 10 director nominees named in the proxy statement to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;
2.ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending April 2, 2021;
3.approve, in a non-binding advisory vote, our named executive officer compensation;
4.approve the Perspecta Inc. Employee Stock Purchase Plan; and
5.transact any other business that may properly come before the meeting and any postponements or adjournments thereof.

Only shareholders of record at the close of business on June 8, 2020 will be entitled to vote electronically at the Annual Meeting and any postponements or adjournments thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting online, we encourage you to read this proxy statement and vote as soon as possible. Information on how to vote is contained in this proxy statement. In addition, voting instructions are provided in the notice of Internet availability of the proxy materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

By order of the Board of Directors,
James L. Gallagher
Senior Vice President, General Counsel & Secretary
Chantilly, Virginia
June 15, 2020

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Meeting Date: August 5, 2020

Meeting Time: 10:00 a.m. Eastern Time

Virtual Meeting Admission: Shareholders as of the Record Date will be able to participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRSP2020. To participate in the meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the online check-in procedures.
Record Date: June 8, 2020

Voting: Shareholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•Election of the 10 director nominees named in this proxy statement to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;
•Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending April 2, 2021;
•Approval, in a non-binding advisory vote, of our named executive officer compensation;
•Approval of the Perspecta Inc. Employee Stock Purchase Plan; and

•Such other business that may properly come before the meeting.
Voting Matters and Vote Recommendation

Management Proposals		Vote Recommendation
Proposal No. 1:	Election of directors	FOR each nominee
Proposal No. 2:	Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending April 2, 2021	FOR
Proposal No. 3	Approval, in a non-binding advisory vote, of our named executive officer compensation	FOR
Proposal No. 4	Approval of the Perspecta Inc. Employee Stock Purchase Plan	FOR

Proposal 1: Election of directors

Our Director Nominees

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified.

Name, Age as of Annual Meeting	Principal Occupation	Director Since	Independent	Committee Membership (C = Chair)
Sanju K. Bansal, 54	Chief Executive Officer, Hunch Analytics	2018	Yes	Human Resources and Compensation Committee Nominating/Corporate Governance Committee
Sondra L. Barbour, 57	Former Executive Vice President, Lockheed Martin Corporation - Information Systems & Global Solutions	2018	Yes	Audit Committee Nominating/Corporate Governance Committee
John M. Curtis[1], 63	President and Chief Executive Officer, Perspecta Inc.	2018
Lisa S. Disbrow, 57	Former Under Secretary of the U.S. Air Force	2018	Yes	Audit Committee
Glenn A. Eisenberg, 59	Executive Vice President and Chief Financial Officer, Laboratory Corporation of America Holdings	2019	Yes	Audit Committee
Pamela O. Kimmet, 62	Chief Human Resources Officer, Manulife Financial Corporation	2018	Yes	Human Resources and Compensation Committee (C)
Ramzi M. Musallam, 51	Chief Executive Officer and Managing Partner of Veritas Capital Fund Management L.L.C.	2018
Philip O. Nolan[2], 61	Managing Director at Blue Delta Capital Partners	2018	Yes	Human Resources and Compensation Committee Nominating/Corporate Governance Committee (C)
Betty J. Sapp, 64	Former Director of the National Reconnaissance Office	2020	Yes
Michael E. Ventling, 59	Former Global Chief Financial Officer, Ernst & Young LLP	2018	Yes	Audit Committee (C)
1	Effective as of the Annual Meeting, Mr. Curtis has been appointed the Chairman of the Board.
2	Effective May 21, 2019, Mr. Nolan was designated Lead Independent Director.
Proposal 2: Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending April 2, 2021

We are asking shareholders to ratify the appointment of Deloitte & Touche as Perspecta’s independent registered public accounting firm for the fiscal year ending April 2, 2021 (“fiscal year 2021”). The members of the Audit Committee and the Board of Directors (“Board”) believe that the continued retention of Deloitte & Touche to serve as Perspecta’s independent registered public accounting firm is in the best interests of Perspecta and its shareholders.

Proposal 3: Approval, in a non-binding advisory vote, of our named executive officer compensation

We are asking shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement for the fiscal year ended March 31, 2020 (“fiscal year 2020”). In evaluating this proposal, we recommend you review our Compensation Discussion and Analysis (“CD&A”) in this proxy statement. As discussed in the CD&A, our executive compensation program is designed to provide pay for performance by linking a substantial portion of the annual and long-term compensation of our executive officers to the achievement of company and individual goals. Our compensation program is also designed to align the interests of our executives with those of our shareholders, and we believe the program has been successful in doing so as evidenced by the strong correlation between the pay of our Chief Executive Officer ("CEO") and the company’s financial performance.

Proposal 4: Approval of the Perspecta Inc. Employee Stock Purchase Plan

We are asking shareholders to approve the Perspecta Inc. Employee Stock Purchase Plan. The members of the Human Resources and Compensation Committee and the Board believe that encouraging eligible employees to purchase shares of Perspecta’s common stock provides employees with a personal stake in the company and will help recruit and retain employees who will help us achieve our business goals, including creating long-term value for shareholders.

v

Proxy Statement for the 2020 Annual Meeting of Shareholders
About the Annual Meeting
We are providing these proxy materials in connection with the Annual Meeting of Perspecta Inc.
The notice of Internet availability of proxy materials (“Notice”), this proxy statement, and any accompanying proxy card or voting instruction card were first made available to shareholders on or about June 15, 2020. Our Annual Report for the fiscal year ended March 31, 2020, including our Annual Report on Form 10-K (“2020 Annual Report”) is being provided with this proxy statement. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Questions and Answers about the Annual Meeting and Voting

1. Who is soliciting my vote?

The Board of Directors of Perspecta is soliciting your vote at the Annual Meeting.

2. How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively via live webcast on Wednesday, August 5, 2020. You are entitled to participate in the Annual Meeting only if you were a shareholder as of the Record Date (as defined below) or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PRSP2020. You will also be able to vote your shares electronically at the Annual Meeting.

To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.

3. Why a virtual meeting?

We are pleased to offer our shareholders a completely virtual Annual Meeting, which provides worldwide access, improved communication and cost savings for our shareholders and Perspecta. You will be able to attend the Annual Meeting online and submit your questions during and in advance of the meeting by visiting www.virtualshareholdermeeting.com/PRSP2020. You also will be able to vote your shares electronically at the Annual Meeting. We do not place restrictions on the type or form of questions that may be asked, although we reserve the right to edit profanity or other inappropriate language for publication. We have committed to publishing and answering each question received, following the meeting. Although the live webcast is available only to shareholders at the time of the meeting, a replay of the meeting will be made publicly available on our investor relations site.

4. What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing or participating in the virtual meeting. If you encounter any difficulties accessing or participating in the virtual meeting during the check-in or meeting time, please call:

1-800-586-1548 (U.S. Domestic Toll Free)

1-303-562-9288 (International)

5. What is the purpose of the Annual Meeting?
There are four proposals scheduled to be voted on at the Annual Meeting:
•election of the 10 director nominees named in this proxy statement to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;
•ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending April 2, 2021;
•approval, in a non-binding advisory vote, of our named executive officer compensation; and
•approval of the Perspecta Inc. Employee Stock Purchase Plan.
6. What are the Board of Directors’ recommendations?
The Board’s recommendations are set forth below together with the description of each item in this proxy statement. In summary, the Board recommends a vote as follows:

Proposal No. 1	FOR the election of each of the 10 director nominees named in this proxy statement;
Proposal No. 2	FOR the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending April 2, 2021;
Proposal No. 3	FOR the approval, in a non-binding advisory vote, of our named executive officer compensation; and
Proposal No. 4	FOR the approval of the Perspecta Inc. Employee Stock Purchase Plan

7. Who is entitled to vote at the Annual Meeting?

The Board set June 8, 2020 as the record date for the Annual Meeting (“Record Date”). All shareholders who owned Perspecta common stock at the close of business on the Record Date may attend and vote electronically at the Annual Meeting and any postponements or adjournments thereof.

8. Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

Under the “Notice and Access” rules of the United States Securities and Exchange Commission (“SEC”), we are permitted to furnish proxy materials, including this proxy statement and our 2020 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless you request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all the proxy materials on the Internet. The Notice also instructs you as to how you may vote your shares on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or electronically will remain in effect until you revoke it.

9. Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information, see “How Do I Vote?” below.

10. Why didn’t I receive a Notice in the mail about the Internet availability of proxy materials?

If you previously elected to receive our proxy materials electronically, you will not receive a Notice in the mail. You should have received an e-mail with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an e-mail that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. Please visit www.proxyvote.com to request complete electronic delivery. Enrollment for electronic delivery is effective until canceled.

11. How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the Record Date, provided those shares are either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

12. What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice or these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us, to submit proxies electronically or by telephone, or to vote at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares and you are also invited to attend the Annual Meeting via live webcast. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee.

13. How many votes must be present to hold the Annual Meeting?

For each matter presented, a majority of the issued and outstanding shares entitled to vote on that matter must be represented at the meeting, either by proxy or by attending the virtual meeting. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

As of the Record Date there were 160,649,306 shares of Perspecta common stock outstanding.

14. How many votes are required to elect directors and adopt the other proposals?

Proposal 1—Election of each of the 10 director nominees named in this proxy statement.

Directors are elected by a majority vote in uncontested elections. Therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (the number of FOR votes must exceed the number of AGAINST votes). Abstentions and, if applicable, broker non-votes are not counted as votes FOR or AGAINST any nominee; therefore, they will have no effect on the outcome of the vote on this proposal.

In accordance with Perspecta’s Corporate Governance Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee shall promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. Within 30 days following the certification of the shareholder vote, the Nominating/Corporate Governance Committee will make a recommendation to the Board as to the treatment of any director who did not receive a majority vote, including whether to accept or reject any tendered resignation. The Board will make a final determination within 90 days following the certification of the election results, and publicly disclose its decision and rationale.

Proposal 2—Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending April 2, 2021.

This proposal requires an affirmative FOR vote of a majority of the votes cast (the number of FOR votes must exceed the number of AGAINST votes) to be approved. Abstentions are not counted as votes FOR or AGAINST this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

Proposal 3—Non-binding advisory vote to approve our named executive officer compensation.

This proposal, which is non-binding, requires an affirmative FOR vote of a majority of the votes cast (the number of FOR votes must exceed the number of AGAINST votes) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes FOR or AGAINST this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

Proposal 4—Vote to approve the Perspecta Inc. Employee Stock Purchase Plan.

This proposal requires an affirmative FOR vote of a majority of the votes cast (the number of FOR votes must exceed the number of AGAINST votes) to be approved. Abstentions and, if applicable, broker non-votes are not counted as votes FOR or AGAINST this proposal; therefore, they will have no effect on the outcome of the vote on this proposal.

15. What if I don’t give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:
•indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board; or
•return a signed proxy card but do not indicate how you wish to vote,

then your shares will be voted in accordance with the recommendations of the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner, and instructions are not given. Broker non-votes are considered present at the Annual Meeting, but not as voting on a matter. Thus, broker non-votes are counted as present for purposes of determining the existence of a quorum but are not counted for purposes of determining whether a matter has been approved.

You should instruct your broker how to vote. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker will not be authorized to vote your street name shares with respect to any proposal other than the ratification of the independent registered public accounting firm (Proposal 2), which is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares.

16. What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy cards and voting instruction cards you receive.

17. Can I change my vote after I have voted?

Yes. You can revoke your proxy or change your vote at any time before the start of the Annual Meeting by giving written notice to the Corporate Secretary of Perspecta, specifying such revocation. You may change your vote by a later-dated, timely vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting by ballot electronically at the Annual Meeting.

18. Are there other matters to be acted upon at the meeting?

Perspecta does not know of any matter to be presented at the Annual Meeting other than those described in this proxy statement. If, however, other matters are properly presented for action at the Annual Meeting, the proxy holders named in the proxy will have the discretion to vote on such matters in accordance with their best judgment.

19. Who is paying for the solicitation of proxies?

Perspecta is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may, without any compensation other than the compensation they receive in their capacities as officers and employees, solicit proxies personally or by telephone, facsimile, e-mail or further mailings. We will, upon request, reimburse brokerage firms and others for their reasonable expense in forwarding proxy materials to beneficial owners of Perspecta stock. We have engaged the services of Morrow Soldali LLC, with respect to proxy soliciting matters at an expected cost of approximately $12,500 not including incidental expenses.

20. What if I have any questions about voting, electronic delivery or Internet voting?

Questions regarding voting, electronic delivery or Internet voting should be directed to Investor Relations by telephone at 1-571-612-7065 or by e-mail at investorrelations@perspecta.com.

How Do I Vote?

Your vote is important

You may vote on the Internet, by telephone, by mail or electronically at the Annual Meeting, all as described below. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a 16-digit control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on August 4, 2020. You also will be able to vote your shares electronically at the Annual Meeting.

Vote on the Internet

If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Perspecta Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Virtual Meeting

Our Annual Meeting will be a virtual meeting of shareholders, conducted via live webcast. All shareholders of record on June 8, 2020 are invited to attend and participate at the meeting. We believe that a virtual meeting addresses public health concerns related to the novel coronavirus (“COVID-19”) pandemic and will provide expanded shareholder access and participation, improved communications and, over time, cost savings for our shareholders and our company.

To attend the meeting and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/PRSP2020. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

The shares voted electronically, by telephone or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

Proposals
Proposal 1: Election of directors

Our Board has nominated 10 of our current directors for election at the 2020 Annual Meeting to hold office until the 2021 Annual Meeting or until their successors have been elected and qualified. Under our Bylaws, directors must retire by the close of the first Annual Meeting of shareholders held after they reach age 72, unless the Board determines that it is in the best interests of Perspecta and its shareholders for the director to continue to serve until the close of a subsequent Annual Meeting.

Of the 10 director nominees, 9 were previously elected at the 2019 Annual Meeting and one additional independent director, Ms. Sapp, was appointed to our Board effective May 1, 2020. As previously disclosed, one director, Mr. Musallam, has been nominated by Veritas Capital Fund Management, L.L.C. (“Veritas Capital”) pursuant to a previously disclosed Letter Agreement (described on page 32 of this proxy statement).

J. Michael Lawrie, the Chairman of the Board, is retiring from the Board, with his term expiring at the 2020 Annual Meeting. In connection with Mr. Lawrie’s retirement, the Board has approved the reduction in the number of directors from 11 to 10, effective as of the 2020 Annual Meeting. As discussed under “Board Leadership Structure,” the Board has appointed Mr. Curtis, our President and CEO, to become Chairman of the Board effective as of the 2020 Annual Meeting.

Paul N. Saleh, a director who served during fiscal year 2020, did not stand for re-election at the 2019 Annual Meeting and his term expired effective August 13, 2019, the date of the 2019 Annual Meeting.

Vote Required

Directors are elected by a majority vote in uncontested elections; therefore, each director nominee must receive a majority of the votes cast with respect to such nominee at the Annual Meeting (the number of FOR votes must exceed the number of AGAINST votes).

In accordance with Perspecta’s Corporate Governance Guidelines, if an incumbent director nominee fails to receive the requisite number of votes, such director nominee shall promptly tender his or her resignation for consideration by the Nominating/Corporate Governance Committee.

Director Nomination Process

The Nominating/Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought for Board members in the context of our business and then-current membership on the Board. This assessment of Board skills, experience, and background involves considering a variety of factors, including independence, experience, age, gender and ethnic diversity, as well as skills and attributes, including:

● Professional and personal ethics and values	● Government and public policy experience
● Senior-level management or operations experience	● Financial literacy and expertise
● Public company governance experience	● Experience in areas of Perspecta’s business
In evaluating potential director nominees, the Nominating/Corporate Governance Committee considers the applicable attributes outlined above, as well as any other factors that the Nominating/Corporate Governance Committee deems appropriate. The Nominating/Corporate Governance Committee then considers the contribution each nominee would make to the quality of the Board’s decision-making and effectiveness. As part of the annual Board and Committee self-evaluation, feedback is requested regarding composition of the Board and selection of new directors, as well as composition and ability of the Committees to carry out their delegated responsibilities. Particular attention is paid to whether the selection process for Board membership ensures broad representation and a diversity of viewpoints.

The Nominating/Corporate Governance Committee will also consider potential director candidates recommended by shareholders. Shareholders who wish to recommend a director candidate may do so by writing to the Corporate Secretary at 15052 Conference Center Drive, Chantilly, VA 20151, and including all information that our Bylaws require for director nominations. The Nominating/Corporate Governance Committee may retain from time to time third-party search firms to identify qualified director candidates and to assist the committee in evaluating candidates that have been identified by others. During fiscal year 2020, the Nominating/Corporate Governance Committee retained two third-party search firms to assist in the identification of potential director candidates.
2020 Director Nominees

The nominees have a strong reputation and experience in areas relevant to the strategy and operations of Perspecta’s businesses, particularly industries and growth segments that Perspecta serves, such as information and systems technology, defense and public sector business solutions or in the operations of publicly traded companies. Each of the nominees holds or has held senior executive positions in large, complex organizations or has relevant operating experience. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, thought leadership, executive management and leadership development. Many of our directors also have experience serving on boards of directors and board committees of other public companies.

The biographies of each of the nominees below contain information as of the date of this proxy statement regarding the person’s service as a director, director positions held currently or at any time during the last five years and skills, experience and qualifications that led to the conclusion that such person should serve as one of our directors.

The Board also believes that each of the nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion, diversity of origin, background, experience and thought, and the commitment to devote significant time and energy to service on the Board and its committees.

Sanju K. Bansal Age: 54 Director since 2018	Perspecta Committees: ● Human Resources & Compensation ● Nominating/Corporate Governance	Other Public Company Boards: Current: ● EverQuote, Inc. Former (Past Five Years): ● The Advisory Board Company ● CSRA Inc. ● Cvent, Inc. (formerly public)
Sanju K. Bansal has served as a member of our Board since the completion of the spin-off by DXC Technology Company ("DXC") of its U.S. public sector business on May 31, 2018 to form Perspecta (“Spin-Off”). Mr. Bansal currently serves as CEO of Hunch Analytics, LLC, a data analytics company. Prior to founding Hunch Analytics, LLC in 2013, Mr. Bansal served in various executive leadership positions and as a director of MicroStrategy Incorporated (“MicroStrategy”), a worldwide provider of business intelligence software. At MicroStrategy, he held the positions of Executive Vice President from 1993 to 2013 and Chief Operating Officer from 1994 to 2012. Mr. Bansal served as a member of MicroStrategy’s board of directors from 1997 to 2013, including as Vice Chairman from November 2000 to November 2013. Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. He is currently a director of EverQuote, Inc., an online insurance and lead generation service provider and Cvent, Inc., a non-public provider of online software for event management. Mr. Bansal served as a director of The Advisory Board Company, a provider of software and solutions to the healthcare and education industries, from 2009 to 2017, and CSRA Inc., a provider of information technology (“IT”) services to the U.S. federal government, from November 2015 to April 2018.

We believe that Mr. Bansal possesses specific attributes that qualify him to serve on our Board, including his in-depth experience as a director for other public companies, his extensive experience and background in information and systems technology due to his multiple executive officer roles at technology companies, and his expertise in executive management due to his experience serving in executive leadership positions.

Sondra L. Barbour Age: 57 Director since 2018	Perspecta Committees: ● Audit ● Nominating/Corporate Governance	Other Public Company Boards: Current: ● AGCO Corporation Former (Past Five Years): ● 3M Corporation
Sondra L. Barbour has served as a member of our Board since the completion of the Spin-Off in May 2018. Ms. Barbour retired as Executive Vice President of Information Systems & Global Solutions of Lockheed Martin Corporation (“Lockheed Martin”), a high-technology aerospace and defense company. Ms. Barbour served as Executive Vice President of Information Systems & Global Solutions of Lockheed Martin from 2013 until August 2016, when that business combined with Leidos Inc., a provider of services and solutions in the defense, intelligence, civil and health markets. From August 2016 until January 2017, she was on the executive staff of Leidos Inc. From 2008 to 2013, she served as Senior Vice President of Enterprise Business Services and Chief Information Officer, heading all of the corporation’s internal IT operations, including protecting the company’s infrastructure and information from cyber threats. Prior to that role, she served as Vice President of Corporate Shared Services from 2007 to 2008 and Vice President of Corporate Internal Audit from 2006 to 2007, providing oversight of supply chain activities, internal controls, and risk management. Ms. Barbour currently serves on the board of directors of AGCO Corporation, an agricultural equipment manufacturer. She sits on the Information Technology Advisory Board for Temple University’s Fox School of Business and is an Advisory Board member for Trinity Cyber, a private network security company. Ms. Barbour served on the board of directors of 3M Corporation from 2014 to 2019.

We believe that Ms. Barbour possesses specific attributes that qualify her to serve on our Board, including her extensive technology experience, her familiarity with IT solutions due to her former executive officer role at a leading high-technology aerospace and defense company, and her public sector and defense expertise derived from her many years serving public sector customers.

John M. Curtis Age: 63 Director since 2018
John M. Curtis has served as our President, CEO and as a Director on our Board of Directors since the completion of the Spin-Off in May 2018. From July 2013 until the completion of the Spin-Off and mergers with Vencore Holding Corp. (“Vencore HC”) and KGS Holding Corp. (“KGS HC”) (“Mergers”), Mr. Curtis was the President and CEO of Vencore, Inc., a private defense contractor. From 2011 to July 2013, Mr. Curtis served as a senior advisor to Veritas Capital where he served on the board of directors of three portfolio companies, including Truven Health Analytics Inc., CRGT Inc. and The SI Organization Inc., which became Vencore, Inc. after a strategic acquisition and new brand launch in 2014. From 2007 through 2011, Mr. Curtis served as President and CEO of Vangent, Inc., an information management and business process outsourcing company, which was sold to General Dynamics Corporation in 2011. Prior to his role at Vangent, Inc., Mr. Curtis served for more than six years as President and CEO of Pearson Government Solutions, Inc., which was sold to Veritas Capital in 2007 and changed its name to Vangent, Inc. Mr. Curtis also serves on the board of directors of the Military Bowl, the Northern Virginia Technology Council and the Professional Services Council.

We believe that Mr. Curtis possesses specific attributes that qualify him to serve on our Board, including his deep knowledge of our business due to his position as our President and CEO, his extensive experience in, and understanding of, government contracting due to multiple positions as executive officer or senior advisor at government contracting firms, and his familiarity with IT and defense.

Lisa S. Disbrow Age: 57 Director since 2018	Perspecta Committees: ● Audit	Other Public Company Boards: Current: ● BlackBerry Limited ● Mercury Systems, Inc.
Lisa S. Disbrow has served as a member of our Board since the completion of the Spin-Off in May 2018. Ms. Disbrow retired as the Under Secretary of the United States Air Force in June 2017, having served in that role since January 2015. Concurrent with that position, from January 2017 through May 2017, Ms. Disbrow served as the Acting Secretary of the United States Air Force. Prior to that, from 2014 to 2016, Ms. Disbrow served as the Assistant Secretary of the Air Force for Financial Management and Comptroller. Ms. Disbrow joined the United States Air Force in 1985, and she retired in 2008 as a Colonel from the United States Air Force Reserve. Throughout her 32-year national security career, she held senior civilian positions on the United States Joint Chiefs of Staff, in the National Reconnaissance Office, and on the National Security Council under President George W. Bush. Ms. Disbrow currently serves on the board of directors of Mercury Systems, Inc., a commercial provider of secure sensor and safety critical mission processing subsystems and BlackBerry Limited, a commercial provider of software to secure Internet of Things devices, data and communications.

We believe that Ms. Disbrow possesses specific attributes that qualify her to serve on our Board, including her extensive experience in finance and accounting due to her former role as Assistant Secretary of the Air Force for Financial Management and Comptroller, and her deep understanding of government operations and government relations derived from her longtime service in the United States Air Force.

Glenn A. Eisenberg Age: 59 Director since 2019	Perspecta Committees: ● Audit	Other Public Company Boards Current: ● US Ecology, Inc. Former (Past Five Years): ● Family Dollar Stores ● Alpha Natural Resources
Glenn A. Eisenberg has served on our Board since May 2019. Mr. Eisenberg is Executive Vice President, Chief Financial Officer for Laboratory Corporation of America Holdings, the operator of one of the world’s largest clinical networks, a position he has held since June 2014. From 2002 until 2014, he served as the Executive Vice President, Finance and Administration and Chief Financial Officer at The Timken Company, a leading global manufacturer of highly engineered bearings and alloy steels and related products and services. Previously, he served as President and Chief Operating Officer of United Dominion Industries, now a subsidiary of SPX Corporation after working in several roles in finance, including Executive Vice President and Chief Financial Officer of United Dominion. Mr. Eisenberg has served on the board of directors of US Ecology, Inc. since February 2018. Mr. Eisenberg served on the board of directors of Family Dollar Stores Inc. from 2002 to 2015, where he chaired the Audit Committee, and on the board of directors of Alpha Natural Resources Inc. from 2005 to 2015, where he was the lead independent director and chair of the Nominating and Corporate Governance Committee.

We believe that Mr. Eisenberg possesses specific attributes that qualify him to serve on our Board, including his extensive experience in accounting, finance and other public company boards.

Pamela O. Kimmet Age: 62 Director since 2018	Perspecta Committees: ● Human Resources & Compensation (Chair)	Other Public Company Boards: Former (Past Five Years): ● Manulife Financial Corporation
Pamela O. Kimmet has served as a member of our Board since the completion of the Spin-Off in May 2018. Ms. Kimmet is the Chief Human Resources Officer and a member of the executive leadership team for Manulife Financial Corporation, a multinational insurance company and financial services provider, a position she has held since October 2018. Prior to joining Manulife, Ms. Kimmet served as the Chief Human Resources Officer at Cardinal Health, Inc., a global health care services and products company, a position she held from July 2016 through September 2018. Prior to July 2016, Ms. Kimmet was the Senior Vice President of Human Resources of Coca-Cola Enterprises, Inc., a marketer, producer, and distributer of Coca-Cola products, a position she had held since 2008. Previously, Ms. Kimmet was the Chief Human Resources Officer for Lucent Technologies, Inc. as well as Bear, Stearns & Company, Inc., and held strategic human resources roles at Citigroup, Inc. and General Motors Company. Ms. Kimmet is a fellow of the National Academy of Human Resources and Chair of the HR Policy Association. She is a member of the Personnel Roundtable, Cornell University’s Center for Advanced Human Resources Studies, and the University of South Carolina’s Center for Executive Succession. Ms. Kimmet served as the former Chair of both the HR Policy Association’s Center for Executive Compensation and of the National Business Group on Health. Ms. Kimmet served on the Board of Directors of Manulife Financial Corporation from 2016 to 2018.
We believe that Ms. Kimmet possesses specific attributes that qualify her to serve on our Board, including her extensive experience with human resources leadership due to her role as Chief Human Resources Officer at multiple large corporations, her senior executive experience as an executive officer of several large public companies, and her executive compensation expertise.

Ramzi M. Musallam Age: 51 Director since 2018	Other Public Company Boards: Former (Past Five Years): ● Truven Health Analytics Inc. ● CPI International Holding Corp.
Ramzi M. Musallam has served as a member of our Board since the completion of the Spin-Off in May 2018. Mr. Musallam served as Chairman of the board of directors of Vencore HC from September 2012 to May 2018, and as a member of the Vencore HC board of directors from October 2010 to May 2018. Mr. Musallam also served as a member of the KGS HC board of directors from May 2009 to May 2018. Mr. Musallam is currently the CEO and Managing Partner of Veritas Capital, a leading private equity firm focused on investing in the government and technology markets, a position he has held since April 2013, having served as a partner since July 1997. Previously, he worked at the private equity firms of Pritzker and Pritzker and Berkshire Partners. Mr. Musallam is a member of the board of directors of several private companies. He holds a Bachelor of Arts, cum laude, from Colgate University with a major in mathematical economics and a Master of Business Administration with high honors from the University of Chicago Booth School of Business.
We believe that Mr. Musallam possesses specific attributes that qualify him to serve on our Board, including his experience serving on other public and private company boards, his extensive experience in finance and private equity investments, notably in the technology market and public sector related industry, and his executive management experience as CEO and Managing Partner of Veritas Capital.

Philip O. Nolan Age: 61 Director since 2018	Perspecta Committees: ● Nominating/Corporate Governance (Chair) ● Human Resources & Compensation	Other Public Company Boards: Former (Past Five Years): ● NCI, Inc.
Philip O. Nolan has served as a member of our Board since the completion of the Spin-Off in May 2018, and as Lead Independent Director since May 2019. Mr. Nolan currently serves as Managing Director at Blue Delta Capital Partners, a growth capital firm focused on the U.S. federal government technology marketplace, a position he has held since October 2018, having previously served as a Venture Partner since November 2017. From 2015 to 2016, Mr. Nolan was CEO of Camber Corporation, a private equity-backed company, where he also served on the board of directors from 2011 to 2016. Prior to joining Camber Corporation, Mr. Nolan served as Chairman of the board of directors and CEO of Stanley Inc., an IT company, from 2002 to 2010, where he also served as President from 1996 to 2010.

We believe that Mr. Nolan possesses specific attributes that qualify him to serve on our Board, including his extensive operating experience in the public sector technology marketplace, his experience serving on other public and private company boards, and his substantial experience with venture capital, corporate finance, and private equity investment activities.

Betty J. Sapp Age: 64 Director since 2020	Other Public Company Boards: Current: ● Ball Corporation
Betty J. Sapp has served as a member of our Board since May 2020. Ms. Sapp retired as the 18th director of the National Reconnaissance Office (“NRO”), a joint Department of Defense-Intelligence Community organization, in June 2019. Ms. Sapp joined the NRO in 1997 and was named the first woman to serve as director of the NRO in 2012. Ms. Sapp served in a variety of strategic leadership roles at the NRO and within the U.S. government, including Deputy Under Secretary of Defense for Intelligence. Before joining the NRO, Ms. Sapp served in the United States Air Force for 17 years in various acquisition and financial management positions on space and satellite programs. Ms. Sapp currently serves on the board of directors of Ball Corporation and The Charles Stark Draper Laboratory, Inc.

We believe that Ms. Sapp possesses specific attributes that qualify her to serve on our Board, including her extensive experience in the government contracts industry, specifically in the intelligence and defense communities. Ms. Sapp was originally recommended to the Nominating/Corporate Governance Committee by a third-party search firm and was selected as part of a rigorous and thorough selection process.

Michael E. Ventling Age: 59 Director since 2018	Perspecta Committees: ● Audit (Chair)	Other Public Company Boards: Former (Past Five Years): ● CSRA Inc.
Michael E. Ventling has served as a member of our Board of Directors since October 2018. Mr. Ventling is the former Global Chief Financial Officer of Ernst & Young LLP (“EY”), a leading multinational professional services and accounting firm, serving from July 2010 through December 2014. He was previously Managing Partner of the North Central Area of EY beginning in July 2006. Mr. Ventling also previously served as EY’s Global Vice Chair for Quality and Risk Management Implementation. He previously served as a Member of EY’s Global Management Committee, Global Practice Council, and both its U.S. and Americas Area Executive Boards. Additionally, Mr. Ventling served as an independent director of CSRA Inc. from November 2015 to April 2018.
We believe that Mr. Ventling possesses specific attributes that qualify him to serve on our Board, including his extensive experience in accounting and finance from his executive leadership roles at EY, and his experience on other public and private company boards.

The Board of Directors unanimously recommends a vote FOR the election of each of these 10 nominees for director.

Proposal 2: Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending April 2, 2021

The Audit Committee has selected Deloitte & Touche as Perspecta’s independent registered public accounting firm for the fiscal year ending April 2, 2021, and the Board asks shareholders to ratify that selection. Deloitte & Touche has served in this role since May 2018. Although the Audit Committee has the sole responsibility to appoint, compensate and oversee Perspecta’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche for ratification by shareholders as a matter of good corporate practice. The Audit Committee and the Board consider the selection of Deloitte & Touche as Perspecta’s independent registered public accounting firm for the fiscal year ending April 2, 2021 to be in the best interests of Perspecta and its shareholders. A representative from Deloitte & Touche is expected to attend the meeting. Any such representative will have the opportunity to make a statement and is expected to be available to respond to appropriate shareholder questions.

The affirmative vote of holders of a majority of the shares of common stock cast at the meeting is required to approve the ratification of the selection of Deloitte & Touche as Perspecta’s independent auditor for the current fiscal year. If a majority of votes cast do not approve ratifying the selection of Deloitte & Touche, the Audit Committee will consider the result a recommendation to consider the selection of a different firm and may, in its discretion appoint a new independent auditor at any time during the year if it determines that such a change would be in the best interests of Perspecta and its shareholders.

Vote Required

A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending April 2, 2021.

Fees
The following table summarizes the aggregate fees billed by Perspecta’s principal accounting firm, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, which include Deloitte Tax LLP and Deloitte Consulting LLP, for services provided to Perspecta during fiscal year 2020.

	Fiscal Year 2020 ($)	Fiscal Year 2019 ($)
Audit Fees[1]	3,743,847	3,414,800
Audit-Related Fees[2]	—	471,328
Tax Fees[3]	165,444	158,817
All Other Fees	—	—
Total Fees	3,909,291	4,044,945
1	Audit fees include professional services rendered for the audit of the annual consolidated and combined financial statements and review of quarterly combined condensed financial statements. Audit fees also include services that are normally provided by the accountant in connection with other regulatory files.
2	Audit-related fees include attestation services related to financial reporting, due diligence related to mergers and acquisitions, accounting consultations and consultation concerning financial accounting and reporting standards.
3	Tax fees include fees for tax compliance, tax planning, and tax advice services related to mergers and acquisitions.
Pre-Approval Policy
In accordance with Section 10A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Audit Committee pre-approves all audit, audit-related, tax and other services (other than permitted de minimis non-audit services) to be provided by the independent auditors. The Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve services to be provided by the independent auditors. Such pre-approval decisions of any Audit Committee member to whom such authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All audit fees, audit-related fees, tax fees, and other fees paid to Deloitte & Touche in fiscal year 2020 were approved in accordance with this policy.

Proposal 3: Approval, in a non-binding advisory vote, of our named executive officer compensation

In accordance with Section 14A of the Exchange Act, we are providing our shareholders the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. We urge shareholders to read the CD&A, which begins on page 33, as well as the Summary Compensation Table and related compensation tables and narrative, which begin on page 44 and end on page 51 and which provide detailed information on the compensation policies and practices and the compensation paid to our NEOs in fiscal year 2020. The Human Resources and Compensation Committee and the Board believe that the executive compensation policies and procedures described in the CD&A effectively align the interests of our NEOs with those of our shareholders and drive individual and company-wide performance aligned with our strategic goals and that the compensation of our NEOs for fiscal year 2020 is in keeping with our policies and procedures.

We are therefore asking our shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of Perspecta approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the accompanying footnotes and narratives.

Although the vote to approve the compensation of our NEOs is advisory, and therefore non-binding, the Board and the Human Resources and Compensation Committee value the opinions of our shareholders and the Human Resources and Compensation Committee will carefully assess the voting results.

At the 2019 Annual Meeting of Shareholders, our shareholders expressed their preference for annual advisory votes to approve the compensation of our NEOs and the Board had adopted a policy providing our shareholders the opportunity to cast an advisory vote to approve the compensation of our NEOs on an annual basis. Unless this policy changes, the next advisory vote to approve the compensation of our NEOs will be at the 2021 Annual Meeting of Shareholders.

Vote Required

A majority of the votes cast at the Annual Meeting is required to approve this proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the advisory resolution to approve our named executive officer compensation.

Proposal 4: Approval of the Perspecta Inc. Employee Stock Purchase Plan

We are asking shareholders to approve the Perspecta Inc. Employee Stock Purchase Plan (the “ESPP”), which the Board has approved and submitted for the approval of our shareholders. We believe that the ESPP will be a key benefit for our employees and will enhance our ability to attract and retain our employees and align their interests with those of our shareholders. If approved by the shareholders, the ESPP will be effective on August 5, 2020. The first offering under the ESPP is expected to begin on or after October 1, 2020 and end on or after December 31, 2020.

Key Provisions of the ESPP

•The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”).
•The purchase price is initially 95% of fair market value of our common stock on the purchase date, and in any event will never be lower than the lower of 85% of fair market value of our common stock on the grant date or the purchase date.
•Offering periods are expected to run in consecutive, non-overlapping cycles and will never be less than 3 months or exceed 27 months.
•The number of shares allocated to the ESPP (5,000,000) is less than 3% of our outstanding common shares as June 1, 2020.

Summary of the ESPP

The following general description of material features of the ESPP is qualified in its entirety by reference to the provisions of the ESPP set forth in Appendix A.

Eligibility

In general, all of our regular full-time and part-time employees and all regular full-time and part-time employees of our designated subsidiaries are eligible to participate in the ESPP, excluding any employees who beneficially own 5% or more of the total combined voting power or value of all classes of our capital stock, who are customarily employed 20 hours or less per week, or are customarily employed for not more than five months during the year. Unless otherwise determined by the administrator for any offering, the designated subsidiaries which are eligible to participate in the ESPP are each a U.S. subsidiary of Perspecta classified as a corporation for U.S. tax purposes. In addition, the administrator may exclude the following employees from offerings under the ESPP: employees who have been employed for less than two years, are highly compensated or subject to Section 16 of the Securities and Exchange Act of 1934, or who are citizens or residents of certain foreign jurisdictions.

As of June 1, 2020, approximately 13,700 employees (including our five executive officers) would have been eligible to participate in the ESPP if it had been in effect as of such time.

Administration

The ESPP will be administered by the Human Resources and Compensation Committee of the Board or its authorized delegate. The administrator will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility.

Share Reserve

The maximum aggregate number of shares of our common stock that may be issued pursuant to the ESPP will be 5,000,000 shares. Shares issued under the ESPP may be newly issued shares, treasury shares or shares purchased in the open market, or any combination thereof. The ESPP does not include an evergreen provision that would permit the administrator to periodically increase the number of shares available for grants thereunder without shareholder approval.

Contributions and Purchases

The ESPP will permit participants to purchase our common stock through payroll deductions. For purposes of determining payroll deductions, employee compensation will be determined by the administrator for each offering and, unless otherwise determined by the administrator, will consist of base pay and overtime. Unless otherwise provided by the administrator, payroll contributions may not exceed 15% of an employee’s compensation for any pay period. All contributions are taken on an after-tax basis.

Unless otherwise provided by the administrator, the offering periods will generally last for a consecutive three-month period, with the first qualified offering period expected to begin on or after October 1, 2020 and end on or after December 31, 2020. The administrator may, in its discretion, modify the lengths of future offering periods, provided that no offering period may be longer than 27 months.

Amounts deducted and accumulated by the participant will be used to purchase shares of our common stock at the end of each offering period. Unless otherwise determined by the administrator, the purchase price of the shares in each offering will be 95% of the fair market value of our closing common stock price on the last day of the offering period. The administrator may adjust the purchase price for future offering periods in its sole discretion, provided the purchase price shall not be less than 85% of the lower of the fair market value of our closing common stock price on the first day of the offering period or on the last day of the offering period.

No employee will have the right to purchase shares of our common stock under the ESPP or under any other “employee stock purchase plan” (within the meaning of section 423 of the Code) that we or our subsidiaries maintain at a rate which exceeds $25,000 of the fair market value of such stock for any calendar year, determined as of the first day of the relevant offering period.

No fractional shares may be purchased. Other than amounts representing fractional shares, no accumulated payroll contributions may be carried over from one offering period to the next.

Modification and Termination of Participation

Participants have a one-time right to amend their payroll deduction authorizations to stop contributions during an offering period, in which case the participant’s accumulated contributions through the date of such adjustment will not be distributed to the participant but instead will be used to purchase shares at the end of the offering period in accordance with the terms of the offering. No payroll deduction contributions will be taken for future offering periods unless the participant submits a new payroll deduction authorization during a subsequent enrollment period. Participation will also end automatically if an employee terminates employment with us or otherwise ceases to be eligible for the plan, in which case any accumulated contributions will be automatically paid in cash to the employee.

Restriction on Sales and Transfers

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP. In addition, participants may not transfer purchased shares out of their account with the plan custodian for two years after the beginning of the offering period in which such shares were purchased (but may direct the sale of such shares from such account, subject to any additional restrictions imposed by the administrator). The administrator may impose restrictions on the sale or transfer of any shares purchased under the ESPP if the purchase discount was greater than 5% and/or there was a lookback feature.

Adjustments

In the event of certain changes in our capitalization, to prevent dilution or enlargement of the benefits or potential benefits available under the ESPP, the administrator will make adjustments to one or more of the number of shares that may be delivered, the applicable purchase price for shares, and/or the numerical share limits, pursuant to the ESPP.

Change in Control

In the event of a change in control of Perspecta as defined in the ESPP, unless the ESPP is assumed by the surviving or acquiring corporation, any offering period then in progress will be shortened and will terminate immediately prior to such change in control unless the administrator otherwise determines. The administrator will notify participants of the new exercise date, at which time any participant’s purchase rights will be automatically exercised unless the participant has earlier withdrawn from the offering period.

Amendment and Termination

The ESPP may be amended by the Board at any time, subject to shareholder approval to the extent required by the Code, securities listing requirements or other applicable laws. The ESPP and any offering under the ESPP may be terminated by the Board at any time.

New Plan Benefits

Participation in the ESPP will be optional and completely within the discretion of our eligible employees, and therefore the number of shares that we may issue under the ESPP cannot be determined in advance.

Summary of Material U.S. Federal Income Tax Considerations

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside, or events that may result in additional income or excise taxes, for example under Sections 409A or 280G of the Code. As a result, tax consequences for any participant may vary based on individual circumstances.

The rights of participants to make purchases under the ESPP are intended to qualify under the provisions of Section 423 of the Code. Assuming such qualification, no income will be taxable to a participant until the sale or other disposition of shares purchased under the ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period of such shares prior to disposing of them.

If the shares are sold or disposed more than two years from the first day of the offering period during which the shares were purchased and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time such sale or disposition over the purchase price of such shares or (ii) the excess of the fair market value of the shares as of the first day of the offering period over the purchase price of such shares. Any additional gain will be treated as long-term capital gain. If the shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase our shares, or the sale of such shares by a participant, where such participant holds such shares for at least the holding periods described above.

Any sale or other disposition of shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and we will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be a long-term or short-term capital gain or loss, depending on the holding period following the date the shares were purchased by the participant prior to such sale or disposition, and we will not be entitled to an income tax deduction for any such capital gain.

Other Information

The ESPP was adopted by the Board on May 21, 2020 subject to shareholder approval. The ESPP will continue in effect for an indefinite term from the effective date unless terminated by the Board.

On June 1, 2020 the closing price on the NYSE of our common stock was $23.36 per share.

Vote Required

A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the Perspecta Inc. Employee Stock Purchase Plan.

Corporate Governance
The Board

Perspecta is committed to maintaining the highest standards of corporate governance. The Board is responsible for overseeing Perspecta’s management, to whom it has delegated the authority and responsibility for the day-to-day operations of the business. The Board discharges its responsibilities through regularly scheduled meetings as well as telephonic meetings, action by written consent and other communications with management as appropriate. Perspecta expects directors to attend all meetings of the Board and the Board committees upon which they serve, and all annual meetings of Perspecta’s shareholders at which they are standing for election as directors. Of the 11 current directors, 10 were previously elected at the 2019 Annual Meeting, and all 10 attended the 2019 Annual Meeting.

During the fiscal year ended March 31, 2020, the Board held nine meetings and, with respect to each of the Board’s three standing committees, the Audit Committee held seven meetings, the Human Resources and Compensation Committee held seven meetings and the Nominating/Corporate Governance Committee held five meetings. Each director serving on the Board as of March 31, 2019 attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which he or she served during the fiscal year ended March 31, 2020, except for Mr. Musallam who attended 56% of the meetings of the Board. Mr. Musallam does not serve on a committee of the Board. Mr. Musallam’s absences were related to conflicting business obligations and the Board believes that he continues to add considerable value based on his extensive experience in finance and private equity investments in the technology market and public sector related industry, and his executive management experience as CEO and Managing Partner of Veritas Capital. Pursuant to the Letter Agreement, discussed herein, Veritas Capital maintains the right to nominate a director until Veritas Capital, together with its affiliates, ceases to hold a number of shares equal to at least 10% of the outstanding common stock of Perspecta as of the closing date of the Mergers.

Governance is a continuing focus at Perspecta, starting with the Board and extending to all employees. We regularly solicit feedback from our shareholders on governance and executive compensation practices and engage in ongoing discussions with various groups and individuals on governance issues and improvements. Notably, in the fall of 2019, the Board and its Committees conducted a comprehensive review and update of Perspecta’s Corporate Governance Guidelines (“Guidelines”) as well as the charters for each Board committee, so that our policies and programs continue to reflect best corporate governance practices and more fully reflect each committee’s duties and responsibilities. These changes included, amongst other revisions, bringing the Board’s limitations on other board service in line with emerging practice, clarifying the Board’s role in oversight of Perspecta’s long-term strategic planning, clarifying the definition of “independent” in each charter, requiring each committee to be comprised only of independent directors, clarifying each committee’s authority to retain outside legal counsel and other advisors, and removing the requirement that the committee chair consult with management in developing meeting agendas.

In this section, we describe some of our key governance policies and practices.

Corporate Governance Guidelines

The Board adheres to governance principles designed to assure excellence in the execution of its duties and regularly reviews the company’s governance policies and practices. These principles are outlined in our Guidelines, which, in conjunction with our Articles of Incorporation, Bylaws, Code of Business Conduct (“Code of Conduct”), Board committee charters and related policies, form the framework for the effective governance of Perspecta.

The full text of the Guidelines, Articles of Incorporation, Bylaws, the Code of Conduct, the charters for each of the Board committees, and Perspecta’s Executive Compensation Clawback Policy are available on Perspecta’s website, www.perspecta.com, under About us/Leadership and governance/Guidelines and policies. These materials are also available in print to any person, without charge, upon request, by calling 1-571-612-7065 or writing to:

Investor Relations
Perspecta Inc.
15052 Conference Center Drive
Chantilly, VA 20151

Board Leadership Structure

Perspecta’s governing documents provide the Board flexibility to determine the appropriate leadership for the Board at the time, including separating the positions of Chairman and CEO. Currently, the positions of Chairman and CEO are separate. As our Chairman is the former Chairman, President and CEO of DXC, Perspecta's former parent, and is therefore not deemed independent under our Guidelines, the Board has appointed a lead independent director (“Lead Independent Director”). Perspecta’s President and CEO is also a member of the Board and works closely with our Chairman and Lead Independent Director to set meeting agendas and ensure that the Board receives high-quality reports and presentations sufficient to enable effective evaluation of the performance of the company and its management.
Mr. Lawrie, who has served as our Chairman since the completion of the Spin-Off and Mergers, has announced his retirement from the Board, effective as of the 2020 Annual Meeting. In light of that announcement, the Board has determined that combining the positions of Chairman and CEO, coupled with a Lead Independent Director with broad authority and responsibility, is the most effective leadership model for Perspecta at this time. The Board believes that this structure provides independent Board leadership and engagement, while providing the benefit of having our CEO, who manages Perspecta's day-to-day operations, chair regular Board meetings as we discuss key business and strategic issues. If he is reelected to the Board at the 2020 Annual Meeting, Mr. Curtis will become the Chairman effective August 5, 2020, following the 2020 Annual Meeting.
In accordance with the Guidelines, the independent directors designated Philip O. Nolan to serve as Lead Independent Director in May 2019. The Lead Independent Director serves for a term of two years and does not serve for more than two consecutive terms. As Lead Independent Director, Mr. Nolan has the following duties and responsibilities:
•presiding over executive sessions of independent directors;
•chairing meetings of the Board of Directors in the absence of the Chairman of the Board;
•acting as a liaison between the independent directors and the Chairman of the Board;
•coordinating with the Chairman of the Board regarding meeting agendas and schedules;
•coordinating with the Chairman of the Board regarding information flow to the Board;
•being available for consultation and communication with shareholders, as appropriate; and
•calling meetings of the independent directors (executive sessions) as appropriate.

Perspecta’s governance processes include executive sessions of the independent directors after the conclusion of regularly scheduled Board meetings, annual evaluations by the independent directors of the CEO’s performance, succession planning, annual Board and committee self-assessments and the related governance processes contained in the Guidelines and the Board committee charters.

Director Independence

Independent Directors. The Board assesses the independence of our directors at least annually and examines the nature and extent of any relationships between the company and our directors and their affiliates. The Guidelines provide that a director is “independent” if he or she satisfies the NYSE requirements for director independence, as specified in the NYSE Listed Company Manual, and the Board affirmatively determines that the director has no material relationship with Perspecta (either directly, or as a partner, shareholder or officer of an organization that has a relationship with Perspecta).

The Board has determined that each of the following directors are independent under the Guidelines and the NYSE listing rules: Sanju K. Bansal, Sondra L. Barbour, Lisa S. Disbrow, Glenn A. Eisenberg, Pamela O. Kimmet, Philip O. Nolan, Betty J. Sapp, and Michael E. Ventling.

Following the Spin-Off, Veritas Capital nominated one individual to serve on our Board pursuant to the Letter Agreement. Veritas Capital’s right to nominate one member to our Board was subject to review and approval of such individual’s nomination by our Nominating/Corporate Governance Committee and was subject to such individual meeting our director qualification standards included in our corporate governance guidelines. This right shall continue in effect until Veritas Capital, together with its affiliates, ceases to hold a number of shares equal to at least 10% of the outstanding common stock of Perspecta as of the closing date of the Mergers. Ramzi M. Musallam was nominated by Veritas Capital pursuant to the Letter Agreement.
Independent Director Meetings. The non-management directors and independent directors regularly meet in executive sessions after the conclusion of regularly scheduled Board meetings, and meet at such additional times as they may determine. Executive sessions of the non-management directors are presided over by the Chairman, and executive sessions of the independent directors are presided over by the Lead Independent Director. Following the retirement of Mr. Lawrie, all executive sessions will be presided over by the Lead Independent Director.
Committee Independence Requirements. All members serving on the Audit Committee, Human Resources and Compensation Committee and Nominating/Corporate Governance Committee must either be “independent” as defined by the Guidelines or otherwise be eligible to be a committee member under Section 303A of the NYSE Listed Company Manual. In addition, Audit Committee members must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees, and each Human Resources and Compensation Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to compensation committees, be a “non-employee director” pursuant to the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). The Audit Committee, Human Resources and Compensation Committee and Nominating/Corporate Governance Committee are comprised entirely of independent members.

Risk Oversight

We believe our Board leadership structure supports a risk management process in which senior management is responsible for our day-to-day risk management processes and the Board provides oversight of our risk management. As part of its oversight responsibility, the Board oversees and maintains our governance and compliance processes and procedures to promote high standards of responsibility, ethics and integrity.

Management Role. In order for us to identify and mitigate our risk exposures, we have established an Enterprise Risk Management (“ERM”) function to identify risks in the strategic, operational, financial reporting and compliance domains, for Perspecta as a whole, as well as for each operating unit, and evaluate the effectiveness of existing mitigation strategies. The ERM function is led by our Chief Audit Executive who reports directly to the Audit Committee and coordinates and reviews assessments of internal processes and controls for ongoing compliance with internal policies and legal regulatory requirements. The ERM function periodically reports potential areas of risk to the Board and its committees.

Our enterprise risk, issue and opportunity management framework is centralized under a single executive owner to facilitate consistent processes, definitions and tools to proactively address operational, financial, compliance and strategic risks, issues and opportunities.

Board Role. The Board has overall responsibility for oversight of risk and assessment of our strategic and operational risks throughout the year on an ongoing basis. Members of senior management regularly report on the opportunities and risks we face in the markets in which we conduct business.

Committee Role. In fulfilling its oversight role, the Board delegates certain risk management oversight responsibility to the Board’s committees. The committees meet regularly and report any significant issues and recommendations discussed during the committee meetings to the Board. Specifically, each committee fulfills the following oversight roles:

•The Audit Committee oversees the accounting, financial reporting processes and related internal control    framework of Perspecta, audits of the company’s financial statements and internal controls over financial reporting, and the company’s compliance program with respect to legal and regulatory requirements. The Audit Committee discusses our policies with respect to risk assessment and risk management, including risks related to matters such as Perspecta’s financial statements and financial reporting processes, ethics and compliance, information security and cybersecurity.

•The Human Resources and Compensation Committee oversees the company’s overall compensation philosophy, policies and programs, including the evaluation and compensation of senior executives, succession planning, and leadership development, and assesses the risks related to the company’s compensation policies and programs. The Human Resources and Compensation Committee administers and interprets all stock incentive plans of the company. The Human Resources and Compensation Committee retains an independent compensation consultant to assist with its oversight responsibilities and to ensure that the compensation and benefit programs are designed in a manner that aligns Perspecta’s executive compensation program with the interests of Perspecta and its shareholders.

•The Nominating/Corporate Governance Committee monitors the risks related to Perspecta’s governance structure and process. The Nominating/Corporate Governance Committee is responsible for overseeing the Board’s annual self-evaluation of its performance, and for the periodic review and recommendation to the Board of any proposed changes to Perspecta’s significant corporate governance documents or processes.

Board Oversight of Information Security Risk and Cybersecurity

The Board recognizes the paramount importance of safeguarding our customer and corporate data from potential breach. The security and integrity of Perspecta’s information systems are designed to prevent unauthorized access or disclosure. The Board has devoted particular attention to the risks related to these topics considering the complexity of ongoing efforts to integrate and optimize the information systems of the three legacy companies that comprise Perspecta. The Board and the Audit Committee are briefed regularly on the status of IT integration activities and related risks, and the Audit Committee and the Nominating/Corporate Governance Committee receive regular reports reviewing the status of the company’s IT and cybersecurity policies, processes, practices, staffing and related risks by the Chief Information Officer and Chief Information Security Officer.

Impact of COVID-19 on Perspecta

The fourth quarter of fiscal year 2020 marked the beginning of the COVID-19 pandemic in the United States. Substantially all of the services we provide to our government customers have been considered essential services, which has allowed them to continue. Due to the mission-critical nature of the majority of our business, the overall impact of the COVID-19 pandemic on our results of operations and liquidity were immaterial in the fourth quarter of fiscal year 2020. We have experienced and expect to continue to experience certain disruptions in our operations and impact to our workforce and subcontractor workforce due to illness, quarantines, shelter-in-place orders, closures of our facilities, closures of our customers’ facilities and other restrictions or government actions in connection with the COVID-19 pandemic. At the outset of the pandemic, we deployed our Crisis and Business Continuity Plan, which provides an integrated and coordinated crisis management and continuity of operations framework for all personnel during a crisis, and we have implemented new protocols including telework or other means of remote work for our employees. With respect to our impacted programs that, by their nature, cannot be supported remotely, we have accommodated those customers who have implemented shiftwork or other mitigation protocols by maintaining our workforce in a “mission ready” state such that the workforce is able to mobilize in a timely manner. We continue to monitor the situation, to assess further possible implications to our operations, supply chain and customers, and to take actions in an effort to mitigate adverse consequences.

Board and Committee Self-Evaluation Process
The Board and its committees assess their performance at least annually, as part of the Board’s self-evaluation process. The Nominating/Corporate Governance Committee is responsible for overseeing the self-evaluation process and making recommendations to the Board based upon the outcome. During fiscal year 2020, a third party facilitated the self-evaluation process, conducting interviews of all members of the Board regarding the performance of the Board as well as the performance of any committee on which they serve. The Board and committee self-evaluations evaluated:

•The Board’s role in reviewing and approving the company’s strategic plan, monitoring financial performance, evaluating how the company’s executive and employee compensation programs relate to Perspecta’s corporate performance, and assessing management performance and succession planning;
•The quality of meetings including frequency, content, organization and communication between meetings;
•The effectiveness of communication between the Board and management, and between the standing committees and the Board;
•Access to information, including the quality and content of presentations, access to management, and quality of orientation and ongoing educational materials;

•Board composition and leadership including director engagement and activity, and overall skill, experience and diversity of the Board;
•Governance, including committee structure, the function of the Lead Independent Director role, and the conduct of executive sessions; and
•Other roles and responsibilities of the Board and its Committees, including assessment and management of risk, in particular emerging risks.
The results of these self-evaluations were presented to the Board and committees in March 2020. The Nominating/Corporate Governance Committee considered the results of these self-evaluations when evaluating its proposed nominees for director for fiscal year 2021, which were presented to the Board in May 2020.
Compensation and Risk
Management and the Human Resources and Compensation Committee reviewed Perspecta’s executive and non-executive compensation programs for fiscal year 2020 and determined that none of its compensation programs encouraged or created unnecessary risk-taking, and none was reasonably likely to have a material adverse effect on Perspecta. In conducting this assessment, Perspecta inventoried its executive and non-executive plans and programs and analyzed the components and design features of these programs in the context of risk mitigation. A summary of the findings of the assessment was provided to the Human Resources and Compensation Committee and the Board. Overall, Perspecta concluded that (a) Perspecta’s executive compensation programs provided a mix of awards with performance goals and design features that mitigated excessive risk-taking, (b) non-executive employee (non-sales) arrangements were primarily fixed compensation (salary and benefits) with limited incentive opportunity and did not encourage excessive risk-taking, and (c) sales force incentive compensation plans moderated risk by using metrics that focused on driving sales growth, but not at the expense of profitability. Perspecta also considered its robust executive equity ownership guidelines, clawback policy and anti-hedging policy as risk mitigating features of its executive compensation program.
Talent Management and Succession Planning
Our Human Resources and Compensation Committee and Board are responsible for reviewing succession plans. The Human Resources and Compensation Committee oversees succession planning and leadership development for Perspecta’s senior management. The Human Resources and Compensation Committee has the responsibility to review and make recommendations with respect to the Board’s succession plan for the CEO and other members of senior management.
Director Education
The Board recognizes the importance of its members keeping current on Perspecta and industry issues and their responsibilities as directors. All new directors attend orientation training soon after being elected to the Board. Also, the Board encourages attendance at continuing education programs for Board members, which may include internal strategy or topical meetings, third-party presentations, and externally offered programs.
Code of Conduct
Perspecta is committed to high standards of ethical conduct and professionalism, and our Code of Conduct confirms our commitment to ethical behavior in the conduct of all Perspecta activities and reflects our corporate values of respect, accountability, integrity, success and empowerment (RAISE). The Code of Conduct applies to all directors, all officers (including our CEO, Chief Financial Officer (“CFO”) and Principal Accounting Officer) and employees of Perspecta, and it sets forth our policies and expectations on a number of topics including avoiding conflicts of interest, confidentiality, insider trading, protection of Perspecta and customer property, and providing a proper and professional work environment. We maintain a worldwide toll-free and internet-based helpline, the Perspecta HelpLine, which employees can use to communicate any ethics-related concerns, and we provide training on ethics and compliance topics for all employees. The Perspecta HelpLine is administered by a third-party provider. The ethics and compliance function resides in the Ethics and Compliance Office as part of the Office of General Counsel, and is managed by Perspecta’s Chief Ethics and Compliance Officer.

In the event Perspecta amends the Code of Conduct or waives any provision of the Code of Conduct applicable to our CEO, CFO and Principal Accounting Officer that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K, we intend to disclose these actions on our website, www.perspecta.com.
Diversity

Diversity at Perspecta. The Human Resources and Compensation Committee is responsible for reviewing and discussing with management the key aspects of the company’s human resources policies and programs, including the company’s diversity and inclusion initiatives, objectives and progress. As discussed in the CD&A, one of management’s non-financial corporate objectives for fiscal year 2020 was diversity and inclusion, with the goal of establishing a multi-year company diversity and inclusion strategy and plan with the objective of achieving greater diversity in recruitment and promotions while increasing engagement and retention of diverse employees. The company has identified three strategic focus areas for this effort:

•Workplace—building an inclusive culture, creating a work environment in which employees and leaders value and embrace differences and foster a sense of belonging to drive and inspire different points of view and ensure superior results;
•Workforce—identifying, recruiting, developing, and retaining top talent that reflects diversity at all levels and areas of the organization; and
•Community—developing a strong reputation and demonstrating commitment to Diversity and Inclusion, across our communities.
Board Diversity. The Nominating/Corporate Governance Committee is responsible for developing and recommending to the Board the appropriate qualifications including specific qualities or skills sought for Board members in the context of our business and then-current membership on the Board. Of our 10 director nominees, four are female, three are veterans, and two identify as diverse from a race and ethnicity perspective.
Mandatory Retirement of Directors
Under our Bylaws, directors must retire by the close of the first Annual Meeting of shareholders held after they reach age 72, unless the Board determines that it is in the best interests of Perspecta and its shareholders for the director to continue to serve until the close of a subsequent annual meeting.
Resignation of Employee Directors
Under the Guidelines, the CEO must offer to resign from the Board when he or she ceases to be a Perspecta employee.
Virtual Shareholders Meeting
Following our successful virtual 2019 Annual Meeting, we have again elected to hold our annual meeting of shareholders virtually, via live webcast and online shareholder tools. We have implemented the virtual annual meeting format in order to facilitate shareholder attendance and participation by enabling shareholders to participate from any location and at no cost. We believe this is the right choice for Perspecta, not only bringing cost savings to the company and shareholders, but also increasing the ability to engage with all shareholders, regardless of size, resources, or physical location. We also believe that holding a virtual meeting this year addresses public health concerns related to the COVID-19 pandemic. We are sensitive to concerns regarding virtual meetings, generally from investor advisory groups and other shareholder rights advocates, who have voiced concerns that virtual meetings may diminish shareholder voice or reduce accountability. Accordingly, our virtual format is designed to enhance, rather than constrain, shareholder access to and participation in our annual shareholder meeting. For example, through the online shareholder tools, shareholders can communicate with us during the meeting so they can ask any questions of our Board or management. We do not place restrictions on the type or form of questions that may be asked, although we reserve the right to edit profanity or other inappropriate language for publication. We have committed to publishing and answering each question received, following the meeting. Although the live webcast is available only to shareholders at the time of the meeting, a replay of the meeting will be made publicly available on our investor relations site for a limited period of time following the meeting.
Communicating with the Board
Shareholders and other parties may communicate with our Board, any director (including our Chairman of the Board or Lead Independent Director), independent members of our Board as a group, or any committee. Communications should be addressed to our Corporate Secretary at Perspecta Inc., 15052 Conference Center Drive, Chantilly, VA 20151. Depending on the nature of the communication, the correspondence either will be forwarded to the director(s) named or the matters will be presented periodically to our Board. The Corporate Secretary or the secretary of the designated committee may sort or summarize the communications as appropriate. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our Board or any director or committee of our Board. For further information, refer to the “Contact the Board” section under the heading “About us - Leadership and governance” on our website, www.perspecta.com.

Committees of the Board

As of the date of this proxy statement, the Board has 11 directors and three standing committees: the Audit Committee, the Human Resources and Compensation Committee, and the Nominating/Corporate Governance Committee.
Pursuant to our governing documents, each director serving on the Audit Committee, Human Resources and Compensation Committee or Nominating/Corporate Governance Committee must be independent.
In addition:
•Each Audit Committee member must meet heightened independence criteria under the rules and regulations of the NYSE and the SEC relating to audit committees and must be financially literate. No member of the Audit Committee may simultaneously serve on the audit committees of more than three other public companies unless the Board determines that such simultaneous service would not impair the member’s ability to effectively serve on the Audit Committee. The Board has determined that each member of the Audit Committee satisfies all applicable requirements for membership on the committee
•Each member of the Audit Committee qualifies as an “audit committee financial expert,” for purposes of the rules of the SEC, and all members of the Audit Committee are financially literate.
•Each member of the Human Resources and Compensation Committee meets the heightened independence criteria under the rules and regulations of the NYSE and SEC relating to compensation committees, be a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board has determined that each member of the Human Resources and Compensation Committee satisfies all applicable requirements for membership on the committee.
•The current committee membership, the number of meetings during the last fiscal year and the function of each of the standing committees are described below.

Audit Committee

Current Members	Primary Responsibilities	Number of Fiscal Year 2020 Meetings
Michael E. Ventling (Chair) Sondra L. Barbour Lisa S. Disbrow Glenn A. Eisenberg
● Oversee Perspecta’s accounting and financial reporting processes and related internal control framework and audits of the company’s financial statements and internal controls over financial reporting.
●  Assist the Board in its oversight of:
    ● the company’s accounting and financial reporting process, including audits of and the integrity of the company’s financial statements;
    ●  the company’s compliance with legal and regulatory requirements;
    ● the independent auditor’s qualifications and independence; and
    ●  the performance of the company’s internal audit function and independent auditors.
● Review any “related party transactions” in accordance with the terms of Perspecta’s policy on related person transactions.
● Prepare the Audit Committee report for inclusion in our annual proxy statement.
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Anyone with questions or complaints regarding accounting, internal accounting controls, auditing or federal securities law matters may communicate them to the Perspecta Ethics and Compliance Office and our Audit Committee by contacting Perspecta’s HelpLine on the company’s website, www.perspecta.com, under About Us/Ethics and social responsibility. Calls may be confidential or anonymous. Questions and complaints marked for the Audit Committee are forwarded to the Committee’s chairman for its review, and reviewed and addressed, as appropriate, by Perspecta’s General Counsel, the Chief Ethics and Compliance Officer, the Vice President of Internal Audit, or the Principal Accounting Officer. The Audit Committee may direct special treatment, including the retention of outside advisors, for any concern communicated to it. The Code of Conduct makes clear Perspecta’s zero tolerance position on matters of retaliation by management or anyone against Perspecta employees for any report or communication made in good faith through the Perspecta HelpLine.
Human Resources and Compensation Committee

Current Members	Primary Responsibilities	Number of Fiscal Year 2020 Meetings
Pamela O. Kimmet (Chair) Sanju K. Bansal Philip O. Nolan	● Assist the Board in determining the performance and compensation of the CEO and the compensation of the non-management directors. ● Discharge the responsibilities of the Board with respect to the compensation of other executives. ● Oversee the assessment of risks related to the Company's compensation policies and programs applicable to executive and employees. ● Administer our incentive stock plans. ● Oversee succession planning and leadership development for our senior management. ● Report on executive compensation for inclusion in our annual proxy statement.	7
Human Resources and Compensation Committee Interlocks and Insider Participation. None of the members of the Human Resources and Compensation Committee was at any time during fiscal year 2020, or at any other time, one of Perspecta’s officers or employees. Further, none of the members of the Human Resources and Compensation Committee during fiscal year 2020 had any relationship with Perspecta requiring disclosure under “Certain Relationships and Related Person Transactions” in this proxy statement. No executive officer of Perspecta served on the compensation committee or board of any company that employed any member of the Perspecta Human Resources and Compensation Committee or Board.

Nominating/Corporate Governance Committee

Current Members	Primary Responsibilities	Number of Fiscal Year 2020 Meetings
Philip O. Nolan (Chair) Sanju K. Bansal Sondra L. Barbour
● Identify and recommend to the Board the slate of individuals to be nominated for election as directors.
● Develop and recommend to the Board qualifications for director nominees.
● Develop process for identifying and evaluating director nominees and identify and recommend individuals to fill Board vacancies.
● Recommend to the Board directors to serve as members and chair of each committee of the Board.
● Review and recommend to the Board the appropriateness of a director’s continued service in circumstances such as a material change in that director’s job responsibility.
● Oversee orientation of new directors and education of all directors.
● Oversee the Board’s annual self-evaluation of its performance.
● Periodically review and recommend to the Board proposed changes to size, structure and operations of the Board and its committees.
● Periodically review and recommend to the Board proposed changes to our significant corporate governance documents.
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Audit Committee Report

The Audit Committee reviewed and discussed with management and Deloitte & Touche, Perspecta’s independent auditor, Perspecta’s audited financial statements for the fiscal year ended March 31, 2020 and management’s assessment of the effectiveness of Perspecta’s internal control over financial reporting. The Audit Committee also discussed with the independent auditor the materials required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received from Deloitte & Touche the written disclosures and the letter required by the applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence and discussed with them their independence.

Based on such review and discussions, the Audit Committee recommended to the Board, and the Board approved the inclusion of the audited financial statements of Perspecta in Perspecta’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 for filing with the SEC.

The Audit Committee also appointed Deloitte & Touche as Perspecta’s independent auditors for the fiscal year ending April 2, 2021, and recommended to the Board of Directors that such appointment be submitted to our shareholders for ratification.

Michael E. Ventling, Chair
Sondra L. Barbour
Lisa S. Disbrow
Glenn A. Eisenberg

Director Compensation

During its annual review of the non-employee director compensation program in August 2019, the Human Resources and Compensation Committee considered an analysis prepared by its independent consultant, Pearl Meyer & Partners (“Pearl Meyer”), which summarized director compensation trends for independent directors and pay levels at the company’s peer companies described on page 37. Following this review, the Human Resources and Compensation Committee recommended the following changes to our non-employee director compensation program: (a) an additional cash amount of $2,500 per meeting for meetings and special projects requiring travel, once a non-employee director has exceeded: (i) an aggregate of eight Board meetings, projects and assignments; or (ii) an aggregate of committee meetings, projects and assignments equal to six times the number of committees on which the director serves (the “Special Meeting Fee”); and (b) an increase to the annual equity award from a grant date fair value of $135,000 to $150,000. The Special Meeting Fee was not paid to any Board member in fiscal year 2020.

Fiscal Year 2020 Director Retainers and Fees[1]	($)
Annual Retainer[2]	75,000
Annual Equity Award[3]	150,000
Board Chairman Retainer[2]	100,000
Audit Committee Chairman Retainer[2]	25,000
Lead Independent Director Retainer[2]	25,000
Human Resources and Compensation Committee Chairman Retainer[2]	20,000
Nominating/Corporate Governance Committee Chairman Retainer[2]	15,000
Audit Committee Member Retainer[2]	12,500
Human Resources and Compensation Committee Member Retainer[2]	10,000
Nominating/Corporate Governance Committee Member Retainer[2]	7,500
1	All amounts listed in this table are annual amounts, for a one-year term of service.
2	Amounts payable in cash could be deferred pursuant to the Deferred Compensation Plan, a nonqualified plan pursuant to which directors may elect to defer their cash fees until retirement from the Board or a specified future date. No directors elected to defer compensation pursuant to the Deferred Compensation Plan during fiscal year 2020.
3	The Annual Equity Award is designed to be payable in the form of RSUs scheduled to vest in full at the earlier of (i) the first anniversary of the grant date or (ii) the first annual meeting date. The RSUs are redeemed for Perspecta stock and dividend equivalents in cash.
The following table sets forth for each individual who served as a non-employee director of Perspecta during fiscal year 2020 certain information with respect to compensation paid to them by Perspecta in fiscal year 2020.

Name	Fees Earned[1] ($)	Stock Awards[2] ($)	Total ($)
Sanju K. Bansal	94,862	150,784	245,646
Sondra L. Barbour	97,426	150,784	248,210
Lisa S. Disbrow	89,734	150,784	240,518
Glenn A. Eisenberg	77,603	150,784	228,387
Pamela O. Kimmet	97,426	150,784	248,210
J. Michael Lawrie	179,468	150,784	330,252
Ramzi M. Musallam[3]	—	—	—
Philip O. Nolan	124,476	150,784	275,260
Paul N. Saleh[4]	31,996	—	31,996
Betty J. Sapp[5]	—	—	—
Michael E. Ventling	102,133	150,784	252,917
1	Reflects all cash compensation earned during fiscal year 2020, whether or not payment was deferred pursuant to the Deferred Compensation Plan.
2
Reflects the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 - Compensation - Stock Compensation (“FASB ASC Topic 718”) in connection with the RSUs granted during fiscal year 2020. For a discussion of the assumptions made in the valuation of RSUs, reference is made to the section of Note 1 to the Consolidated Financial Statements in the 2020 Annual Report providing details of Perspecta’s accounting under FASB ASC Topic 718.

3	Mr. Musallam has declined to accept compensation for serving as a director.
4	In accordance with Rule 10A-3 of the Exchange Act (“Rule 10A-3”) and the NYSE Corporate Governance Standards applicable to companies listing in conjunction with a spin-off transaction that were not previously required to file periodic reports with the SEC, Mr. Saleh, a non-independent director, served on the Audit Committee for a transitional period of June 1, 2018 to May 1, 2019. Mr. Saleh’s term on the Board expired on August 13, 2019.
5	Ms. Sapp was appointed to the Board effective May 1, 2020.

The aggregate number of unvested Perspecta stock awards outstanding for each Perspecta director at March 31, 2020 were as follows:

Name	Aggregate Unvested Stock Awards Outstanding as of March 31, 2020
Sanju K. Bansal	6,200
Sondra L. Barbour	6,200
Lisa S. Disbrow	6,200
Glenn A. Eisenberg	6,200
Pamela O. Kimmet	6,200
J. Michael Lawrie	6,200
Ramzi M. Musallam	—
Philip O. Nolan	6,200
Betty J. Sapp	—
Michael E. Ventling	6,200

Equity Ownership Guidelines

Under equity ownership guidelines adopted by the Board, Board members, other than the CEO, have an equity ownership requirement of five times their annual cash retainer amount to be achieved over a five-year period. Our CEO is subject to an equity ownership requirement of five times his annual salary. Restricted stock units, as well as directly held shares, are considered for purposes of determining whether requirements have been met. Equity ownership guidelines for the executive officers, including the CEO, are described under “Compensation Discussion and Analysis-Additional Compensation Policies-Equity Ownership Guidelines.” All non-employee Board members have satisfied or are on pace to satisfy their equity ownership guidelines as of March 31, 2020.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership

The following table provides information on the beneficial ownership of our common stock as of June 1, 2020, by:
•Each person or group believed by the company to be the beneficial owner of more than 5% of our outstanding common stock;
•Each of our NEOs;
•Each of our directors; and
•All executive officers and directors, as a group.
Applicable percentages are based on 160,649,306 shares outstanding on June 1, 2020, adjusted as required by rules promulgated by the SEC. Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds, and the address of each person or group is c/o Perspecta, 15052 Conference Center Drive, Chantilly, VA 20151.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Veritas Capital Fund Management, L.L.C. 9 West 57th Street, 29th Floor New York, NY 10019	23,273,341[1]	14.49%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,526,626[2]	10.29%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	13,285,287[3]	8.27%
JANA Partners LLC 1330 Avenue of the Americas, 32nd Floor New York, NY 10019	9,464,257[4]	5.89%
John M. Curtis	34,926[5]	*
John P. Kavanaugh	64,976[6]	*
James L. Gallagher	20,751[7]	*
Tammy M. Heller	2,827[8]	*
William G. Luebke	6,310[9]	*
J. Michael Lawrie	292,757[10]	*
Sondra L. Barbour	7,200	*
Sanju K. Bansal	7,200	*
Lisa S. Disbrow	7,200	*
Glenn A. Eisenberg	1,400	*
Pamela O. Kimmet	7,200	*
Ramzi M. Musallam	23,273,341[11]	14.49%
Philip O. Nolan	43,772	*
Betty J. Sapp	—	*
Michael E. Ventling	11,200	*
All executive officers and directors as a group (15 persons)	23,781,060[12]	14.80%
* Less than 1%.
1	Based solely on the most recently available Schedule 13D filed by The SI Organization Holdings LLC (“SI”), The Veritas Capital Fund IV, L.P. (“Fund IV”), Veritas Capital Partners IV, L.L.C. (“Fund IV LLC”), and Ramzi M. Musallam with the SEC on June 6, 2018. The Schedule 13D provides that Fund IV LLC is the general partner of Fund IV, which has certain rights in respect of SI. Mr. Musallam is the CEO and Managing Partner of Fund IV LLC and Veritas Capital Partners III, L.L.C. (“Fund III LLC”), which is the general partner of The Veritas Capital Fund III, L.P., which is the managing member of KGS Holding LLC. SI holds 18,877,244 shares of Perspecta common stock. Each of SI, Fund IV (including on the basis of its power to appoint all of the members of the board of managers of SI), and Fund IV LLC (including on the basis of Fund IV LLC serving as the general partner of Fund IV) may be deemed to beneficially own and share the power to dispose of such shares. Mr. Musallam may be deemed to beneficially own and share the power to vote and dispose of the 18,877,244 shares of Perspecta common stock held directly by SI and an additional 4,396,097 shares of common stock held directly by KGS Holding LLC, including on the basis of Mr. Musallam serving as the CEO and Managing Partner of Fund IV LLC and Fund III LLC.

2	Based solely on the most recently available Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 4, 2020 regarding Perspecta. The Schedule 13G/A regarding Perspecta provides that (i) BlackRock is a parent holding company or control person and (ii) BlackRock, through its subsidiaries identified therein, had sole voting power over 16,162,918 shares of Perspecta and sole dispositive power over 16,526,626 shares of Perspecta.
3	Based solely on the most recently available Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 12, 2020 regarding Perspecta. The Schedule 13G/A regarding Perspecta provides that Vanguard has sole voting power over 146,336 shares of Perspecta, shared voting power over 26,882 shares of Perspecta, sole dispositive power over 13,130,264 shares of Perspecta and shared dispositive power over 155,023 shares of Perspecta.
4	Based solely on the most recently available Schedule 13D filed by JANA Partners LLC (“JANA”) with the SEC on June 11, 2020 regarding Perspecta. The Schedule 13D regarding Perspecta provides that Jana has sole voting power and sole dispositive power over 9,464,257 shares of Perspecta.
5	The total number of shares listed as beneficially owned by Mr. Curtis includes 18,494 shares of unvested RSUs which are anticipated to vest within 60 days of June 1, 2020.
6	The total number of shares listed as beneficially owned by Mr. Kavanaugh includes 4,577 shares of unvested RSUs which are anticipated to vest within 60 days of June 1, 2020.
7	The total number of shares listed as beneficially owned by Mr. Gallagher includes 1,961 shares of unvested RSUs which are anticipated to vest within 60 days of June 1, 2020 and options to purchase 12,742 shares of common stock.
8	The total number of shares listed as beneficially owned by Ms. Heller includes 1,874 shares of unvested RSUs which are anticipated to vest within 60 days of June 1, 2020.
9	The total number of shares listed as beneficially owned by Mr. Luebke includes 1,384 shares of unvested RSUs which are anticipated to vest within 60 days of June 1, 2020.
10	The total number of shares listed as beneficially owned by Mr. Lawrie includes 285,557 shares of common stock held in the Kimberly R. Lawrie 2018 Amended and Restated Revocable Trust, in which Mr. Lawrie has an indirect ownership.
11	Mr. Musallam is a member of our Board of Directors and is also the CEO and Managing Partner of Veritas Capital. Mr. Musallam may be deemed a beneficial owner of the shares of common stock beneficially owned by Veritas Capital and its affiliated investment funds and certain co-investors. See footnote 1 above.
12	The executive officers and directors, as a group, have sole voting and investment power with respect to 23,781,060 shares. Includes 28,290 shares of common stock subject to vest within 60 days of June 1, 2020. This includes 12,742 shares of common stock that may be acquired pursuant to the exercise of employee stock options within 60 days of June 1, 2020. These shares have been deemed to be outstanding in computing the Percentage of Class.

The following table gives information about our common stock that may be issued under Perspecta’s equity compensation plans as of March 31, 2020. See Note 14 – “Share-based Compensation” to Perspecta’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 for information regarding the material features of these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)[1]	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	2,958,730	$13.10	6,330,234
Equity compensation plans not approved by security holders	—	—	—
Total	2,958,730	$13.10	6,330,234

[1] Column (a) includes: 2,856,516 shares that have been granted as restricted stock units, including RSUs and PSUs (at the target number of shares), and 102,214 shares granted as options under our equity compensation plans. The weighted average price in column (b) does not take into account shares issued pursuant to restricted stock units.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires Perspecta directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Perspecta common stock and other equity securities of Perspecta. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of information furnished to Perspecta, reports filed through Perspecta and representations that no other reports were required, all of Perspecta’s executive officers, directors and greater than 10% beneficial owners, filed the reports required under Section 16(a) on a timely basis for the fiscal year ended March 31, 2020, except that one Form 4 to report one award was filed late for each of Sanju K. Bansal, Sondra L. Barbour, Lisa S. Disbrow, Glenn A. Eisenberg, Pamela O. Kimmet, J. Michael Lawrie, Philip O. Nolan and Michael E. Ventling due to administrative error and one Form 4 to report one acquisition was filed late for William G. Luebke due to administrative error.

Certain Relationships and Related Person Transactions
Related Person Transaction Policy
The Board has adopted a written policy requiring Audit Committee approval of certain transactions involving directors, director nominees, executive officers, beneficial owners of more than 5% of Perspecta common stock, and immediate family members of any such persons (a “Related Person”), where the amount involved exceeds $120,000 (such a transaction, a “Related Person Transaction”). The Audit Committee is responsible for administering the Related Person Transaction policy, in consultation with the Office of General Counsel or outside counsel, as appropriate. In determining whether to approve or ratify a Related Person Transaction under the policy, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, whether there are any compelling business reasons for Perspecta to enter into the transaction and the nature of alternative transactions, if any; whether the transaction would impair the independence or eligibility for committee service of an otherwise independent director or nominee for director; whether Perspecta was notified about the transaction before its commencement and if not, why pre-approval (as described below) was not sought and whether subsequent ratification would be detrimental to Perspecta; whether the transaction would present an improper conflict of interest for any director, nominee for director or executive officer of Perspecta, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship; and whether entering into the transaction would be consistent with Perspecta’s Code of Conduct. No director will participate in any discussion or approval of an interested transaction for which he or she (or an immediate family member) is a related party, except that the director will provide all material information concerning the interested transaction to the Audit Committee.
The Board has delegated to the Chair of the Audit Committee, or in certain cases, the Lead Independent Director, the authority to pre-approve or ratify Related Person Transactions of up to $1,000,000, in accordance with the company’s Related Person Transaction policy. In addition, certain categories of Related Person Transactions have been deemed to have been reviewed in advance and pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000, including:
•Compensation to an Executive Officer where the Human Resources and Compensation Committee has approved (or recommended that the Board approve) such compensation;
•Compensation to a director for services as a director if the Board has approved such compensation;
•Transactions available to all employees generally;
•Transactions where the Related Person’s interest arises solely from the ownership of Perspecta’s common shares and all holders of the common shares receive the same benefit on a pro rata basis (e.g., dividends);
•Transactions with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;
•Transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company’s annual revenues, where the Related Person’s only relationship is as a director or beneficial holder of less than 10% of the other company’s equity interests; and
•Charitable contributions to an organization in an amount that does not exceed the greater of $1 million or 2% of the charitable organization’s annual receipts, where the related person has an interest in the charity only as an employee (other than an officer) or director.
Fiscal Year 2020 Related Person Transactions

We enter into commercial transactions with many entities for which our directors serve as directors and/or executive officers in the ordinary course of our business. In fiscal year 2020, all of those transactions were pre-approved transactions as defined above or were approved or ratified by the Audit Committee. Perspecta considers all pre-approved or ratified transactions to have been at arm’s length and does not believe that any of our directors had a material direct or indirect interest in any such commercial transactions.

Agreement with Veritas Capital

In connection with the Mergers, Perspecta, Veritas Capital, and the stockholders of Vencore HC and KGS HC entered into a letter agreement granting Veritas Capital and its affiliates certain registration rights, establishing a lock-up arrangement, and establishing a standstill obligation of Veritas Capital, its controlled affiliates and its and their respective representatives (“Letter Agreement”). Pursuant to the Letter Agreement, Veritas Capital maintains the right to designate for nomination one individual, subject to review and approval of such individual’s nomination by Perspecta’s Nominating/Corporate Governance Committee and subject to such individual meeting Perspecta’s director qualification standards included in our Corporate Governance Guidelines, to serve on the Board of Directors. These foregoing provisions shall continue in effect until Veritas Capital, together with its affiliates, ceases to hold a number of shares equal to at least 10% of the outstanding common stock of Perspecta as of May 31, 2018. The full text of the Letter Agreement is filed as Exhibit 10.1 to the Annual Report on Form 10-K for the period ended March 31, 2018 filed with the SEC on June 29, 2018.
Other Agreements

James J. Kavanaugh, the brother of our CFO, is the CFO of International Business Machines Corporation (“IBM”). From time to time, we engage in transactions with IBM relating to the supply of hardware, software and services by IBM to Perspecta. Payments to IBM under these contracts were approximately $65 million in fiscal year 2020. We believe that all such arrangements have been entered into in the ordinary course of business, have been conducted on an arm’s-length basis and do not represent a material interest to James J. Kavanaugh.

John M. Curtis Jr., the son of Perspecta’s CEO, serves as a non-executive employee of Perspecta. The amount received by John M. Curtis Jr. in his role at Perspecta, including direct compensation as well as benefits, totaled approximately $137,690 in fiscal year 2020.

Executive Compensation
Report of the Human Resources and Compensation Committee

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed this CD&A with management. Based on this review and discussion, it has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K filed for the fiscal year ended March 31, 2020.

Pamela O. Kimmet, Chair
Sanju K. Bansal
Philip O. Nolan
Compensation Discussion and Analysis
The CD&A describes the objectives, principles, and process the Human Resources and Compensation Committee of the Board used to evaluate the executive compensation program and determine fiscal year 2020 compensation for our executive officers, including the NEOs identified below. The following table presents information concerning the NEOs and their titles for fiscal year 2020:

NEO	Age	Year First Appointed	Title
John M. Curtis	63	2018	Director, President and CEO
John P. Kavanaugh	58	2018	Senior Vice President and CFO
James L. Gallagher	53	2018	Senior Vice President, General Counsel and Secretary
Tammy M. Heller	47	2018	Senior Vice President and Chief Human Resources Officer
William G. Luebke	53	2018	Senior Vice President, Principal Accounting Officer and Controller

Executive Summary

Perspecta is a leading provider of end-to-end enterprise information technology (“IT”), mission, and operations-related services across the United States (“U.S.”) federal government as well as to certain state and local government agencies. Perspecta provides government customers with highly differentiated offerings and capabilities, offering compelling scale, a promising financial profile, an extensive intellectual property portfolio, and unparalleled knowledge in areas that are directly aligned with government priorities. Perspecta has evolved from some of the most iconic firms in the government services market with a proud legacy of service to customers for more than 50 years.

Our executive compensation program is designed to align senior management interests with those of our shareholders. Pay for performance and market competitiveness are the cornerstones: we set target pay to be competitive with the market so we can attract and retain key leadership talent, and we reward executives for strong financial and operational performance that reflects our corporate values of respect, accountability, integrity, success and empowerment.

This executive summary gives an overview of our executive compensation program, our fiscal year 2020 performance, and the impact our performance had on the compensation for our NEOs for fiscal year 2020.

Fiscal Year 2020 Business and Financial Highlights

Our business performance in fiscal year 2020 was strong, with year-over-year improvements on our key financial metrics compared to pro forma results for the fiscal year ended on March 31, 2019 (“fiscal year 2019”). The leadership team is demonstrably focused on executing against financial commitments. In addition, Perspecta exceeded expectations across almost every measure necessary for long-term success in our markets. The full year book-to-bill ratio of 1.4x sets the stage for future growth. Our strong working capital management focus was reflected in our industry-leading days sales outstanding metric of 59 days.

Perspecta maintains a strong focus on delivering long-term value for shareholders. The metrics that we use in our short-term and long-term executive incentive programs are aligned with how we manage the business and how we communicate with investors. Positive performance across these metrics will reward our shareholders and our executives.

Short-Term Incentive Program. Short-term cash compensation is principally tied to two financial metrics—revenue and adjusted earnings before interest and taxes (“Adjusted EBIT”)—as well as non-financial corporate objectives discussed below. Full year revenue of $4.504 billion represents 5% growth from pro forma fiscal year 2019 revenue. The increase compared to prior year was driven by net growth on existing contracts and acquisitions. Full year Adjusted EBIT of $610 million represents 3% growth from pro forma fiscal year 2019. Adjusted EBIT benefited both from growth on existing contracts and acquisitions.

Long-Term Incentives. Long-term equity compensation is principally tied to two metrics—adjusted diluted earnings per share (“Adjusted EPS”) and adjusted free cash flow (“Adjusted FCF”). Full year Adjusted EPS of $2.16 represents 8% growth compared to pro forma fiscal year 2019. Full year Adjusted FCF of $542 million represents 29% growth over pro forma fiscal year 2019. Free cash flow generation is central to our shareholder value proposition and allowed us to deliver $37 million in annual dividend payments and repurchase $66 million in shares of our common stock during fiscal year 2020, as well as pay down $244 million in debt.

Adjusted EBIT, Adjusted EPS and Adjusted FCF may differ from similarly titled measures presented by other companies in our industry and are not recognized measures under U.S. Generally Accepted Accounting Principles (“GAAP”). In addition, the pro forma financial information provided above combines the stand-alone USPS, Vencore HC, and KGS HC financial information as if the acquisition had taken place on April 1, 2017. A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix B to this proxy statement.

In alignment with our strong fiscal year 2020 financial and operational performance, fiscal year 2020 NEO short-term incentive payouts range from 100% to 120% of target. Additionally, the fiscal year 2020 Adjusted EPS and Adjusted FCF targets within the long-term incentive plan were successfully achieved, resulting in the earning of 25% of performance-based restricted stock units (“PSUs”) for the fiscal year 2019 and fiscal year 2020 long-term incentive awards, and outstanding PSUs representing converted DXC awards held by Messrs. Kavanaugh and Gallagher achieved 187% of target. Both the short- and long-term rewards provided in fiscal year 2020 align with our pay for performance strategy and commitment to align shareholder and executive value.

2019 Say on Pay Result

At our 2019 Annual Meeting, we received 96.4% support from our shareholders on our non-binding advisory vote to approve our NEO compensation. The Human Resources and Compensation Committee reviewed the result and deemed it to be a validation of our pay practices and levels following the Spin-Off and Mergers. The Human Resources and Compensation Committee will continue to review these results annually and consider shareholder feedback in future compensation planning cycles.

Key Components of Our Executive Compensation Program

Annual executive pay opportunities, which we refer to as “Target Total Direct Compensation,” consist of base salary, short-term incentive compensation (“STI”), and long-term incentive compensation (“LTI”). The Human Resources and Compensation Committee sets each of these components independently in the context of competitive market data and assesses the competitiveness of Target Total Direct Compensation.

Compensation Element	Characteristics	Primary Purpose
Base Salary	Annual fixed cash compensation.	Provide a fixed amount of cash compensation based on individual performance, experience, skills, responsibilities and competitive pay levels.
Short-Term Incentives	Annual variable cash compensation determined by company financial performance, non-financial corporate objectives and individual performance.	Motivate and reward the achievement of annual financial and other operating objectives and individual performance that drive shareholder value over time.
Long-Term Incentives	Long-term equity awards generally granted annually as a combination of time-based restricted stock units (“RSUs”) and/or PSUs.	Motivate and reward profitable growth and increase in share price over time and align with shareholders. Align pay with company performance over multi-year overlapping performance cycles.
Other Benefits	Broad-based benefits provided to company employees (e.g., health and group insurance, retirement savings plan, and other personal benefits).	Provide a total compensation package that is competitive with the marketplace.
Severance and Change in Control Protections	Protect executives during potentially tumultuous corporate transactions.	Allow executives to focus on generating shareholder value during a change in control transaction.

Key Compensation Governance Attributes

We design our executive compensation program to adhere to marketplace governance best practices that serve our shareholders’ long-term interests while supporting key business strategies and talent management objectives. The following are key governance features of our executive compensation program:

What We Do	What We Don’t Do
✓ ✓ ✓ ✓ ✓ ✓ ✓	Place a significant emphasis on variable and
performance-based pay components
Conduct an annual review of pay levels
Engage an independent compensation consultant
Maintain robust equity ownership guidelines
Maintain robust clawback provisions
Provide for double-trigger change-in-control
benefits
Recommend an annual “say on pay” vote by
shareholders	✗ ✗ ✗ ✗ ✗	No guaranteed salary increases or bonuses No gross-up provisions No severance multipliers in excess of three times total pay No excessive executive perquisites No hedging or pledging of company stock

Determining Executive Compensation
Our Philosophy
We view our executive compensation program as an essential tool for attracting high caliber executive talent, as well as providing ongoing motivation and retention value. We believe in a pay for performance philosophy that aligns the interests of our executive team with those of our shareholders. We set short- and long-term financial and strategic goals that, when achieved, will create meaningful value for shareholders, and provide appropriate pay outcomes to our executives.

CEO target direct compensation

Base salary 14.8%
STI 18.5%
LTI 66.7%
LTI
STI
Base salary
Variable compensation

Other NEO average target direct compensation

Base salary 32.8%
LTI 43.3%
STI 23.9%
LTI
STI
Base salary
Variable compensation

Our Decision-Making Process
Role of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for overseeing our executive compensation program. In fulfilling its responsibilities, the Human Resources and Compensation Committee reviews general trends in executive compensation, compensation plan design, and the total value and mix of compensation for our executive officers, including the CEO. The Human Resources and Compensation Committee evaluates our executive compensation programs on an annual basis to ensure they are effectively supporting our short- and long-term business objectives.
The Human Resources and Compensation Committee meets regularly throughout the year to monitor our progress. The formal written Human Resources and Compensation Committee charter is available on our website.
Role of Management. Our CEO informs our Human Resources and Compensation Committee on the individual performance and contributions of each of the other NEOs, and annually makes recommendations to the Human Resources and Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards. The Human Resources and Compensation Committee reviews such recommendations, but ultimately retains full discretion and authority over the final compensation decisions for the NEOs. Our CEO does not participate in deliberations or decisions regarding his own compensation.

Role of our Independent Compensation Consultant. Pursuant to its charter, the Human Resources and Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Human Resources and Compensation Committee engaged Pearl Meyer as compensation advisor during fiscal year 2020. Pearl Meyer conducted various market studies and advised the Human Resources and Compensation Committee on general executive compensation matters to assist the Human Resources and Compensation Committee in fulfilling its duties.

Pearl Meyer does not perform any other services for the company, other than its work for the Human Resources and Compensation Committee. The Human Resources and Compensation Committee has assessed the independence of Pearl Meyer according to SEC and NYSE rules and concluded that Pearl Meyer is an independent advisor to the Human Resources and Compensation Committee and that its work raises no conflicts of interest.

Use of Peer Group and Market Data

When reviewing our executive compensation programs and setting compensation for our NEOs, the Human Resources and Compensation Committee considers the compensation practices of specific peer companies as well as market data from published surveys. For fiscal year 2020, our Human Resources and Compensation Committee approved a peer group of comparable public companies to reference for market-based studies on executive pay levels and practices. In developing the peer group, Pearl Meyer considered direct competitors, as well as other companies with a high mix of revenue from the public sector. The approved peer group consisted of the following public companies:

Aerojet Rocketdyne Holdings, Inc.	Leidos Holdings, Inc.
ASGN Incorporated	ManTech International Corporation
Booz Allen Hamilton Holding Corporation	Maxar Technologies Ltd.
CACI International Inc.	MAXIMUS, Inc.
Conduent Incorporated	Motorola Solutions, Inc.
Cubic Corporation	Presidio, Inc.
Harris Corporation	Science Applications International Corporation
L3 Technologies, Inc.	Unisys Corporation

Peer group data referenced as part of our decision-making processes was based on the most recent public compensation disclosures at that time. Following the merger of Harris Corporation and L3 Technologies, Inc., these companies were removed as part of our peer group review process for fiscal year 2021 pay decisions and KBR, Inc. and Parsons Corporation were added.

The market competitiveness of executive pay opportunities is just one factor that the Human Resources and Compensation Committee reviews in evaluating executive pay opportunities. Additional factors may include company performance and individual considerations such as an executive’s level of responsibility, experience, succession prospects and individual performance.

Fiscal Year 2020 Compensation Decisions

Fiscal Year 2020 Base Salaries

Base salary is the only fixed component of our executive compensation program. Base salary is determined by the executive’s level of responsibility, experience, performance and competitive pay practices. Base salary adjustment decisions also consider promotions, changes in responsibilities, performance, succession prospects, merit pay budgets and market trends. At the beginning of each fiscal year, the Human Resources and Compensation Committee reviews the base salary for each NEO and determines base salary adjustments, if any. The Human Resources and Compensation Committee considers how base salary adjustments affect annual cash incentive opportunities and LTI grant values, as both are defined as a percentage of base salary.

NEO	Annualized Fiscal Year 2019 ($) Base Salary	Fiscal Year 2020 ($) Base Salary	Increase %[1]	Percentage of Fiscal Year 2020 Target Total Direct Compensation[2]
John M. Curtis	850,000	900,000	5.9%	14.8%
John P. Kavanaugh	475,000	501,125	5.5%	25.0%
James L. Gallagher	340,000	343,400	1.0%	33.9%
Tammy M. Heller	325,000	328,250	1.0%	33.9%
William G. Luebke	300,000	303,000	1.0%	38.5%
1	Increase percentages may be rounded.
2	For purposes of this column, “Target Total Direct Compensation” includes base salary, target STIP award, and LTI grant at target value.

Fiscal Year 2020 Annual Incentive Compensation

We provide short-term incentive compensation under our Short-Term Incentive Plan (“STIP”), an annual cash bonus plan designed to account for a variety of factors, including company financial performance, non-financial corporate performance and an executive’s individual performance.

Target STIP Award Opportunities. The Human Resources and Compensation Committee establishes a target award percentage under the STIP for each of our NEOs, representing a percentage of base salary, and an associated target award value. Each executive’s target award value is established in consideration of market practices, individual scope of responsibility and expected contribution. Based on review of peer group data and other market benchmarking, the Human Resources and Compensation Committee increased the target STIP percentage for Mr. Gallagher and Ms. Heller from 60% to 70% to more appropriately align pay with the market, consistent with our executive compensation pay philosophy. The table below reflects the target opportunities for fiscal year 2020 for our NEOs.

NEO	Target STIP Percentage	Target STIP Value ($)	Percentage of Target Total Direct Compensation
John M. Curtis	125%	1,125,000	18.5%
John P. Kavanaugh	100%	501,125	25.0%
James L. Gallagher	70%	240,380	23.7%
Tammy M. Heller	70%	229,775	23.7%
William G. Luebke	60%	181,800	23.1%

How the STIP Works. STIP awards are earned based on performance relative to targeted financial goals and non-financial corporate objectives, weighted 80% and 20%, respectively. STIP awards are subject to discretionary modification for individual performance. The Human Resources and Compensation Committee considers the importance of incenting and rewarding the attainment of non-financial strategic priorities in the areas of talent management and business operations to support the financial growth objectives of the company. To emphasize profitability, we must achieve at least 80% of our Adjusted EBIT goal before any STIP payments are made.

Weighted financial metric performance plus weighted attainment of non-financial corporate objectives determines the initial payout score, which is then adjusted for individual performance and multiplied by an executive’s target award to reach the final STIP payout amount. Award payouts are capped at 200% of target for each participant.

Financial Metrics. The 2020 STIP included two financial metrics, Adjusted EBIT (75% weighting) and revenue (25% weighting). Company performance for each metric was measured independently against a set of threshold, target and maximum goals, each with a corresponding payout percentage.

Adjusted EBIT payout scale
220%
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
Payout %
70%
80%
90%
100%
110%
120%
130%
Achievement %
Threshold
$494M
Target
$618M
Maximum
$742M

Revenue payout scale
Maximum
$4,928M
Target
$4,480M
Threshold
$3,808M
Payout %
Achievement %
220%
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
70%
80%
90%
100%
110%
120%
130%

Non-Financial Corporate Objectives. For the non-financial corporate objectives (20% weighting), the Human Resources and Compensation Committee evaluated five equally weighted goals within the fiscal year 2020 performance period:

•Improvement of talent retention across the corporation;
•Achievement of targeted business group recruiting and hiring goals;
•Implementation of a program to decrease percentage of subcontractor performance on targeted programs

•Improvement of the value of partnership with teaming partners across new business opportunities; and
•Establishment of a multi-year Perspecta Diversity and Inclusion strategy and plan.

The Human Resources and Compensation Committee determined that the company had achieved or overachieved on each of the non-financial goal metrics.

Individual Performance Multiplier. The Human Resources and Compensation Committee determines an individual performance multiplier ranging from 0% to 120% for each NEO based on the individual’s performance and contributions. The CEO makes recommendations to the Human Resources and Compensation Committee for each NEO, other than himself. The Human Resources and Compensation Committee evaluates the CEO’s individual performance on its own.

Fiscal Year 2020 Payout Determinations. For fiscal year 2020, the Human Resources and Compensation Committee assessed STIP plan attainment at 100% as shown in the table below.

Metric	Weighting	Threshold ($M)	Target ($M)	Maximum ($M)	Actual Result ($M)	Corresponding Payout %	Weighted Payout %
Adjusted EBIT [1]	60%	494	618	742	610	98%	59%
Revenue	20%	3,808	4,480	4,928	4,504	106%	21%
Non-Financial Corporate Objectives	20%	n/a	n/a	n/a	—	100%	20%
Total Calculated							100%
1	A reconciliation between Adjusted EBIT and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix B to this proxy statement.

The fourth quarter of fiscal year 2020 marked the beginning of the COVID-19 pandemic in the United States. As discussed in our 2020 Annual Report, substantially all of the services we provide to our government customers have been considered essential services, which allowed them to continue with limited interruption in the fourth quarter. For this reason, the COVID-19 pandemic did not have a significant impact on Adjusted EBIT or revenue for fiscal year 2020, which ended on March 31, 2020.

The Human Resources and Compensation Committee’s assessment of the CEO’s individual performance consisted of Company financial performance, execution of Perspecta’s strategic plan, delivery of the non-financial corporate objectives, and driving Perspecta’s values and culture. Based on achieving excellent results across these categories during fiscal year 2020 including strong performance against corporate financial objectives of Adjusted EBIT, revenue, Adjusted EPS, and Adjusted FCF, successful execution of the strategic plan including significant new business wins, collective over achievement of the company’s non-financial objectives, and continued strong leadership and modeling of Perspecta’s corporate values, the Human Resources and Compensation Committee determined to attribute an individual performance modifier of 110% to Mr. Curtis, which was ratified and approved by the independent members of the Board.

Individual performance assessments of the other NEOs were based on their respective accomplishment of business objectives and contribution to the financial performance of the business. As a result of these evaluations, the Human Resources and Compensation Committee determined to attribute individual performance modifiers ranging from 100% to 120% for the other NEOs.

Fiscal year 2020 annual incentive payouts for our NEOs under the STIP ranged from 100% to 120% of target STIP values. Actual payouts are as follows:

NEO	Target STIP Value ($)	Actual STIP Payout ($)	Actual STIP Payout as % of Target
John M. Curtis	1,125,000	1,237,500	110%
John P. Kavanaugh	501,125	601,350	120%
James L. Gallagher	240,380	240,380	100%
Tammy M. Heller	229,775	229,775	100%
William G. Luebke	181,800	181,800	100%

Fiscal Year 2020 Long-Term Incentive Compensation

Annual LTI awards consist of grants of RSUs, weighted 30%, and PSUs with a three-year performance cycle, weighted 70%. At the beginning of each fiscal year, the Human Resources and Compensation Committee establishes a target LTI grant value for each executive, expressed as a percentage of base salary, and the relative mix of award types. Individual target LTI grant values are determined in light of market practices, and actual award levels reflect individual performance and succession considerations.

We grant equity awards under the Perspecta Inc. 2018 Omnibus Incentive Plan (“2018 Plan”), which became effective on May 30, 2018. Our Human Resources and Compensation Committee has broad authority to grant awards and otherwise administer the 2018 Plan. The 2018 Plan allows us to grant equity and equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units (including RSUs and PSUs), and cash awards. All our employees are eligible to participate in the plan.

Pursuant to our Equity Grant Policy, our Human Resources and Compensation Committee approves target award values for each of our NEOs. The approved value is then converted into an applicable number of RSUs and target PSUs, by dividing the approved value by the average of the closing prices of our stock on the NYSE during the three-calendar-month period ending on, and including, the grant date. This method is employed to reduce the impact of stock price spikes, either positive or negative, when determining the number of shares underlying these awards. In contrast, the grant values in the Summary Compensation Table are determined using the grant date closing price, and the grant values for the PSUs in the Summary Compensation Table are based on the probable achievement of the target performance goals at the time of grant.

Annual Award Target LTI Percentages. Our Human Resources and Compensation Committee approved annual LTI targets, representing a percentage of base salary, for each of our NEOs. Each executive’s target award value is established in consideration of market practices, individual scope of responsibility and expected contribution. Based on review of peer group data and other market benchmarking the Human Resources and Compensation Committee increased the target LTI percentage for Messrs. Curtis, Kavanaugh and Gallagher and Ms. Heller to increase their target total direct compensation to more appropriately align with the market, consistent with our executive compensation pay philosophy. The table below reflects the target opportunities for fiscal year 2020 annual LTI awards for our NEOs:

NEO	Target LTI Percentage	Target LTI Value ($)	Percentage of Target Total Direct Compensation
John M. Curtis	450%	4,050,000	66.7%
John P. Kavanaugh	200%	1,002,250	50%
James L. Gallagher	125%	429,250	42.4%
Tammy M. Heller	125%	410,313	42.4%
William G. Luebke	100%	303,000	38.5%

Annual Award Amounts. Annual awards for fiscal year 2020 were granted on June 11, 2019. Annual awards to our NEOs consisted of the following:

NEO	RSU Value ($)	# RSUs Granted	Target PSU Value ($)	# PSUs Granted (at Target)	Total Units Granted (at Target)
John M. Curtis	1,215,000	55,479	2,835,000	129,452	184,931
John P. Kavanaugh	300,675	13,729	701,575	32,035	45,764
James L. Gallagher	128,775	5,880	300,475	13,720	19,600
Tammy M. Heller	123,094	5,621	287,219	13,115	18,736
William G. Luebke	90,900	4,151	212,100	9,685	13,836

Time-based Restricted Stock Units. RSUs (comprising 30% of each executive’s target LTI award) provide an opportunity for executives to earn common stock based on their continued service. One-third of the RSUs vest on each of the first three anniversaries of the grant date.

Performance-based Restricted Stock Units. PSUs (comprising 70% of each executive’s target LTI award) provide an opportunity for executives to earn common stock if targeted performance goals are met over a three-year performance period (based on our fiscal year; i.e., the PSUs granted during fiscal year 2020 are scheduled to be earned over the three-year period ending April 1, 2022 (“fiscal year 2022”)). Adjusted EPS performance is measured at the end of the final year in the three-year performance period. Adjusted FCF performance is measured on a cumulative basis over the entire three-year performance period. The Human Resources and Compensation Committee establishes threshold, target and maximum Adjusted EPS and Adjusted FCF goals, at which 50%, 100% or 200%, respectively, of the weighted Adjusted EPS or Adjusted FCF portion of the target PSUs may vest. Up to 200% of the target PSUs may vest if maximum Adjusted EPS and Adjusted FCF performance is achieved. Vesting is interpolated for performance between these goals. PSU vesting only occurs if performance is above the Adjusted EPS and Adjusted FCF threshold goals, except as noted below where PSUs may be partially earned but not vested in the first two years of the award. The Adjusted EPS and Adjusted FCF metrics are designed to be measured and paid out independent of each other, i.e., payout may result for one metric but not the other.

In addition, in order to recruit, retain and motivate progress toward multi-year goals, each executive may earn a portion of the PSU award after years one and two based on Adjusted EPS and Adjusted FCF performance in the first and second years of the performance period. Up to 25% of the target PSUs may be earned at the end of the first year of the performance period if the Adjusted EPS for that year equals or exceeds the threshold Adjusted EPS for the award and if the Adjusted FCF goal for the first fiscal year is achieved. In addition, up to 25% of the target PSUs may be earned at the end of the second year of the performance period if:

•The Adjusted EPS for that year equals or exceeds the threshold Adjusted EPS (if not achieved after year one) or if Adjusted EPS for the second year equals or exceeds the Adjusted EPS goals at which 75% of the weighted Adjusted EPS portion of the target PSUs earn (if the PSUs were partially earned after year one) (the “Second Year EPS Goal”); and
•The two-year cumulative Adjusted FCF equals or exceeds a goal reflecting the first fiscal year goal, plus a second year goal, reflecting a predetermined level of Adjusted FCF growth (the “Second Year FCF Goal”).

Up to 200% of the target PSUs, less any PSUs which were earned in years one or two, may be earned at the end of the third year of the performance period, subject to Adjusted EPS performance for that year and cumulative Adjusted FCF performance. Regardless of when earned, none of the PSUs vest or are settled until the end of year three; thus, vesting and settlement of any PSUs that are partially earned after years one and two remains subject to the executive’s continued employment through the end of the three-year performance period.

Earned Awards Based on Fiscal Year 2020 Performance.

For the PSU awards granted in fiscal year 2020 (“Fiscal Year 2020 PSUs”), based on our performance in fiscal year 2020, the Human Resources and Compensation Committee determined that fiscal year 2020 Adjusted EPS and Adjusted FCF results of $2.16 and $542 million, respectively, exceeded threshold goals of $2.10 and $345 million, which resulted in our NEOs earning 25% of the Fiscal Year 2020 PSUs.

In addition, of the PSUs awards granted in fiscal year 2019 (“Fiscal Year 2019 PSUs”), 25% of which was previously earned based on our performance in fiscal year 2019, the Human Resources and Compensation Committee determined that fiscal year 2020 Adjusted EPS results of $2.16 exceeded the Second Year EPS Goal of $2.03 and cumulative fiscal year 2019 and fiscal year 2020 Adjusted FCF results of $962 million exceeded the Second Year FCF Goal of $647 million, which resulted in our NEOs earning an additional 25% of the Fiscal Year 2019 PSUs. The earned portions of the Fiscal Year 2020 PSUs and Fiscal Year 2019 PSUs are as follows:

NEO	# Fiscal Year 2019 PSUs Granted (at Target)	# Fiscal Year 2019 PSUs Earned Based on Fiscal Year 2019 and Fiscal Year 2020 Performance	# Fiscal Year 2020 PSUs Granted (at Target)	# Fiscal Year 2020 PSUs Earned Based on Fiscal Year 2020 Performance
John M. Curtis	87,390	43,695	129,452	32,363
John P. Kavanaugh	22,325	11,163	32,035	8,009
James L. Gallagher	8,812	4,406	13,720	3,430
Tammy M. Heller	9,547	4,774	13,115	3,279
William G. Luebke	8,812	4,406	9,685	2,421

Further, Messrs. Kavanaugh and Gallagher held PSUs representing converted DXC awards granted at the beginning of DXC’s fiscal year ended on March 31, 2018 (“fiscal year 2018”). Fifty percent of these awards (“Fiscal Year 2018 PSUs”) were previously earned based on DXC achieving threshold performance goals for fiscal year 2018, prior to the Spin-Off, which was 876 shares for Mr. Kavanaugh and 656 shares for Mr. Gallagher, and Perspecta achieving second-year performance goals for fiscal year 2019, which was 876 shares for Mr. Kavanaugh and 656 shares for Mr. Gallagher. For fiscal year 2020 (year three of the performance period for the Fiscal Year 2018 PSUs), the Human Resources and Compensation Committee determined that performance was attained at 187% of target based on Adjusted EPS and Adjusted FCF results. The three year Adjusted EPS portion of the Fiscal Year 2018 PSUs was earned based on achievement of our Adjusted EPS for fiscal year 2020 of $2.16 which exceeded the Adjusted EPS target for the third year of $2.03 and was calculated as a percentage of achievement of the Adjusted EPS maximum goal for the third year of $2.18, resulting in 183% achievement for the Adjusted EPS portion of the grant (“Fiscal Year 2018 EPS Achievement”). Following the Spin-Off, the Human Resources and Compensation Committee determined that the Adjusted FCF portion of the Fiscal Year 2018 PSUs would be measured based on cumulative Adjusted FCF for a two-year performance period (fiscal years 2019 and 2020), as fiscal year 2018 performance was measured based on DXC performance. The two-year Adjusted FCF portion of the Fiscal Year 2018 PSUs was earned based on cumulative Adjusted FCF for the two-year performance period of $962 million which exceeded the Adjusted FCF maximum goal of $776 million, resulting in 200% achievement for the Adjusted FCF portion of the grant (“Fiscal Year 2018 FCF Achievement”). Overall Fiscal Year 2018 PSU achievement of 187% was measured by weighting the Fiscal Year 2018 EPS Achievement of 183% by 75%, and the Fiscal Year 2018 FCF Achievement of 200% by 25%. This resulted in Messrs. Kavanaugh and Gallagher earning an additional 137% of the Fiscal Year 2018 PSUs, for a total earning of 6,551 and 4,909 shares respectively.

NEO	# Fiscal Year 2018 PSUs Granted (at Target)	# Fiscal Year 2018 PSUs Payout
John P. Kavanaugh	3,503	6,551
James L. Gallagher	2,625	4,909

Other Aspects of Compensation

Retirement Benefits

401(k) Plans. We offer all our employees, including each of our NEOs, a broad-based, qualified, defined contribution 401(k) plan that provides the opportunity to accumulate retirement income. Our 401(k) plans provide company matching contributions on a portion of employee contributions. We periodically review our benefits program against market practices and aim for the program to be competitive.

Vencore, Inc. Pension Plan. Certain former Vencore, Inc. employees are eligible to participate in the Vencore, Inc. Pension Plan, a tax-qualified defined benefit pension plan that was frozen to new entrants on December 31, 2015. Since January 1, 2016, benefits under the plan have been calculated based on a modified cash balance formula, which provides for credits or “Quarterly Allocations” based on an hour of service. Of the NEOs, only Mr. Curtis participates in the Vencore, Inc. Pension Plan.

Other Benefits and Perquisites

We provide health and welfare benefits to eligible employees, including medical, dental, vision, life, disability and accident insurance. These benefits are generally available to all employees. These programs are designed to provide certain basic quality of life benefits and protections.

Employment Agreements

We have not entered into employment agreements with any of our NEOs.

Severance and Change in Control Compensation

We provide certain severance benefits to our NEOs to offer competitive total compensation packages and ensure the ongoing retention of these individuals.

Specifically, we have established a Severance Plan for Senior Management and Key Employees (“Severance Plan”) providing “double trigger” income and benefits continuity protection to eligible executives for the limited case in which the employment of the executive officer is terminated by us without cause or by the executive for good reason during a specified window of time following a change in control. The Severance Plan is intended to preserve executive productivity and encourage retention during an actual or potential change in control. Severance benefits are a multiple of the executive’s base salary plus the greater of either (a) the average annual earned/paid bonus during the three fiscal years prior to which employment termination has occurred or (b) the executive’s target annual bonus for the fiscal year during which the employee termination occurs, and continuation of certain health and welfare benefits for a specified period following the termination of employment, depending on the executive’s position. Mr. Curtis participates in the Severance Plan at a multiple of 3x, and our other NEOs participate in the Severance Plan at a multiple of 2x.

We also have an Executive Officer Severance Policy (“Severance Policy”) to provide severance benefits, at the discretion of our Human Resources and Compensation Committee and our CEO, to certain executives whose employment with us is terminated without cause in situations not involving a change in control. The Severance Policy covers our CEO and those executives reporting directly to our CEO who are Section 16 officers. An executive who resigns is not entitled to benefits under the Severance Policy. Severance benefits are up to 12 months of the executive’s base salary, a pro rata annual bonus for the year in which the termination occurs based on actual performance, and continuation of certain health and welfare benefits for up to 12 months following the termination of employment.

Additional Compensation Policies

In addition to the components of our executive compensation program, we maintain the compensation policies described below.

Equity Ownership Guidelines

The Human Resources and Compensation Committee has adopted equity ownership guidelines for senior-level executives to encourage them to build their ownership positions in our common stock over time and retain shares they earned through our equity incentive plans. The Human Resources and Compensation Committee believes that equity ownership by our executive officers further aligns their interests with those of long-term shareholders. Under the equity ownership guidelines, each senior-level executive who has not yet achieved the equity ownership levels is required to retain a certain percentage of the net shares (after withholding for taxes and exercise price) resulting from stock option exercises, PSU payments or other equity incentives until the levels are achieved. In order to encourage executives to meet the guidelines more quickly, there are higher retention requirements the farther an executive is from meeting the guidelines. Executives who satisfy 50% or less of their ownership guidelines are required to retain 100% of their net shares, executives who satisfy between 51% and 75% of their ownership guidelines are required to retain 75% of their net shares, and executives who satisfy more than 75% of their ownership guidelines are required to retain 50% of their net shares.

The ownership guidelines for our NEOs are as follows:

NEO	Stock Value as a Percentage of Base Salary
John M. Curtis	500%
John P. Kavanaugh	200%
James L. Gallagher	200%
Tammy M. Heller	200%
William G. Luebke	200%

The Human Resources and Compensation Committee reviews compliance with the guidelines on an annual basis and considers the amount of common stock held directly or through RSUs (but not PSUs) in determining whether an executive has achieved his or her designated equity ownership level. All of our NEOs have satisfied or are on pace to meet their equity ownership guidelines as of March 31, 2020.

Compensation Recoupment Policy

We maintain a compensation recoupment or “clawback” policy that permits our Board to recover cash or equity performance-based compensation from participants whose fraud or intentional illegal conduct materially contributes to a financial statement restatement. The policy allows for the recovery of the difference between compensation awarded or paid and the amount which would have been paid had it been calculated based on the restated financial statements, excluding any tax payments. In addition, under our equity grant agreements, employees may be required to forfeit awards or gains if a recipient breaches the non-competition, non-solicitation of employees, or non-disclosure provisions of such agreements.

Policy on Transactions in Company Securities and Related Derivatives; Anti-Hedging Policy

Our Board has adopted a policy prohibiting directors, corporate officers and each of our employees who are financial insiders, and members of their immediate families, from entering into any transactions in our securities except during announced trading periods, or pursuant to a trading plan under Rule 10b5-1 of the Exchange Act. Such transactions are subject to pre-approval by our Office of General Counsel prior to entering any such transaction. In addition, we have prohibited directors, officers and employees from hedging the risk of ownership of company stock by entering into derivative security transactions with respect to our equity securities. We also generally prohibit directors, officers and employees from margining or pledging our stock to secure a loan or purchase shares of our stock on margin and require any such transactions to be pre-approved by our General Counsel.
Tax and Accounting Considerations

Compensation paid to our current and former named executive officers in excess of $1 million is generally not deductible unless it qualifies for certain transition relief. The Human Resources and Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Human Resources and Compensation Committee may pay or provide, and has paid or provided, compensation that is not tax deductible or is otherwise limited as to tax deductibility.
Summary Compensation Table
The following table provides information on the compensation of the NEOs paid or awarded by Perspecta for the fiscal years indicated. For Messrs. Kavanaugh and Gallagher, fiscal year 2019 compensation includes compensation paid or awarded by DXC prior to the Spin-Off in addition to compensation paid or awarded by us. Since we were not a reporting company prior to May 31, 2018, compensation for most of our NEOs is presented for fiscal year 2020 and fiscal year 2019 only; however, for Messrs. Kavanaugh and Gallagher, the table presents compensation paid or awarded by DXC for fiscal year 2018 as well, since this information was previously required to be provided in response to SEC filing requirements.

Name & Principal Position (a)	Fiscal Year (b)	Salary ($) (c)[1]	Bonus ($) (d)[2]	Stock Awards ($) (e)[3]	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)[5]	All Other Compensation ($) (i)[6]	Total ($) (j)
John M. Curtis President and CEO	2020	886,339	—	4,255,262	—	1,237,500	98	10,795	6,389,994
	2019	821,154	—	4,709,936	—	1,055,063	—	12,999	6,599,152
John P. Kavanaugh CFO	2020	494,594	—	1,053,030	—	601,350	—	17,566	2,166,540
	2019	454,167	—	1,391,708	—	566,010	—	5,761	2,417,646
	2018	350,000	40,100	149,832	—	170,940	—	8,290	719,162
James L. Gallagher General Counsel and Secretary	2020	342,550	—	450,996	—	240,380	—	10,896	1,044,822
	2019	318,705	131,116	616,212	—	222,829	—	6,072	1,294,934
	2018	262,232	268,741	79,458	—	—	—	3,963	614,394
Tammy M. Heller Chief Human Resources Officer	2020	327,375	—	431,115	—	229,775	—	10,095	998,360
	2019	312,500	60,000	667,548	—	212,999	—	18,263	1,271,310
William G. Luebke Principal Accounting Officer and Controller	2020	302,193	—	318,366	—	181,800	—	9,318	811,677
	2019	267,692	200,000	718,085	—	180,230	—	5,188	1,371,195
1		The amounts shown in column (c) reflect all salary earned during the fiscal year.
2		The amounts shown in column (d) for fiscal year 2018 reflect a cash award related to performance at Hewlett Packard Enterprise Company for Mr. Gallagher and cash retention awards granted and paid by DXC in fiscal year 2018 to Messrs. Kavanaugh and Gallagher. The amounts shown in column (d) for fiscal year 2019 reflect the second installment of a cash retention award granted by DXC and paid by Perspecta in fiscal year 2019 to Mr. Gallagher, and one-time sign-on bonuses paid to Ms. Heller and Mr. Luebke.
3	The amounts shown in column (e) do not reflect compensation actually received by the employees listed in the table, but instead represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for performance-based and time-based restricted stock units granted during the fiscal year. Pursuant to SEC rules, we present the amounts excluding the impact of estimated forfeitures. For fiscal year 2018, restricted stock units are valued based on the closing price of the DXC common stock on the applicable grant date. For fiscal year 2019 and fiscal year 2020, restricted stock units are valued based on the closing price of the Perspecta common stock on the applicable grant date. For a discussion of the assumptions made in the valuation of the Perspecta restricted stock units, reference is made to the section Note 1 to Perspecta’s consolidated financial statements set forth in the Annual Report on Form 10-K filed for the fiscal year ended March 31, 2020 providing details of Perspecta’s accounting value under FASB ASC Topic 718.
A substantial portion of the stock awards granted consisted of PSUs. For all PSUs, the amounts included in column (e) reflect the value at the grant date based upon the estimated performance during the performance period at 100% of target. The maximum grant date values of the fiscal year 2019 and fiscal year 2020 stock awards (including RSUs, and assuming that PSUs were to have a pay-out at the maximum of 200% of target) are as follows:
Name			Fiscal Year 2019 Stock Awards at Maximum Value ($)			Fiscal Year 2020 Stock Awards at Maximum Value ($)
John M. Curtis			6,865,847			7,233,953
John P. Kavanaugh			1,942,466			1,790,155
James L. Gallagher			833,604			766,693
Tammy M. Heller			903,073			732,892
William G. Luebke			935,477			541,218
4		The amounts shown in column (g) for fiscal year 2019 and fiscal year 2020 reflect amounts earned during the fiscal year under Perspecta’s annual STIP. The amounts shown for fiscal year 2018 reflect the actual amount of each executive’s DXC annual bonus award for the fiscal year. The previously reported target amount of each employee’s annual bonus award for fiscal year 2018 was $210,000 for Mr. Kavanaugh and $157,339 for Mr. Gallagher.
5		Amount reflects the year-over-year change, if any, in the actuarial present value of Mr. Curtis’s accumulated benefit under the Vencore, Inc. Pension Plan. For 2020, the change was $98. None of the NEOs received any above-market or preferential earnings under any nonqualified deferred compensation plan for the year presented in this table.

6	Column (i) includes the total dollar amount of all other compensation paid to each individual listed in the table. During fiscal year 2018, DXC made matching contributions to DXC’s broad-based 401(k) defined contribution plan on behalf of Messrs. Kavanaugh and Gallagher. DXC also paid premiums for a life insurance policy for the benefit of Messrs. Kavanaugh and Gallagher, each of whom has not received nor will receive, nor has been allocated, an interest in any cash surrender value under this policy.
During fiscal year 2019 and fiscal year 2020, Perspecta made employer contributions to Perspecta’s broad-based 401(k) defined contribution plans on behalf of all NEOs. Perspecta also paid premiums for a life insurance policy for the benefit of all NEOs, each of whom has not received nor will receive, nor has been allocated, any interest in any cash surrender value under this policy. In addition, credits of $556.13 and $549.28 were applied to Mr. Curtis’s 401(k) account in fiscal years 2019 and 2020 respectively to reflect an interest credit related to his cash balance account in the Vencore, Inc. Pension Plan. The interest rate for the credit is based on the 30-year Treasury rate.
None of the individuals listed in the table received any perquisites exceeding $10,000 in the aggregate during fiscal year 2020. The amount of employer contributions to the defined contribution plan and life insurance premiums paid for each individual listed in the table in fiscal year 2020 are set forth below:

Name	401(k) Plan Employer Contributions[1] ($)	Basic Life Insurance Premiums ($)	Total ($)
John M. Curtis	9,345[2]	1,450	10,795
John P. Kavanaugh	16,742	824	17,566
James L. Gallagher	10,325	571	10,896
Tammy M. Heller	9,560	535	10,095
William G. Luebke	8,825	493	9,318
1	All employees (including the NEOs) with at least two years of service are vested in the matching contributions credited to their 401(k) accounts.
2	Includes a credit of $549.28 that was applied to Mr. Curtis’ 401(k) account to reflect an interest credit related to his cash balance account in the Vencore, Inc. Pension Plan.

Grants of Plan-Based Awards

The following table provides information on STIP and LTI awards granted to the NEOs in fiscal year 2020:

Grant Type (a)	Grant date (b)	Approval date (c)	Estimated Possible Payouts Under STIP Awards[1]			Estimated Future Payouts Under LTI Awards[2]			All Other Stock Awards: Number of Units (j)	All Other Option Awards: Number of Securities Underlying Options (k)	Exercise or Base Price of Option Awards ($) (l)	Grant Date Fair Value of Stock and Option Awards ($) (m)
			Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (g)	Target (h)	Maximum (i)
John M. Curtis
STI			742,500	1,125,000	2,250,000
PSUs	6/11/2019	5/21/2019				64,726	129,452	258,904				2,978,691
RSUs	6/11/2019	5/21/2019							55,479			1,276,572
John P. Kavanaugh
STI			330,743	501,125	1,002,250
PSUs	6/11/2019	5/21/2019				16,018	32,035	64,070				737,125
RSUs	6/11/2019	5/21/2019							13,729			315,904
James L. Gallagher
STI			158,651	240,380	480,760
PSUs	6/11/2019	5/21/2019				6,860	13,720	27,440				315,697
RSUs	6/11/2019	5/21/2019							5,880			135,299
Tammy M. Heller
STI			151,652	229,775	459,550
PSUs	6/11/2019	5/21/2019				6,558	13,115	26,230				301,776
RSUs	6/11/2019	5/21/2019							5,621			129,339
William G. Luebke
STI			119,988	181,800	363,600
PSUs	6/11/2019	5/21/2019				4,843	9,685	19,370				222,852
RSUs	6/11/2019	5/21/2019							4,151			95,515
1	The amounts shown in columns (d), (e), and (f) reflect the threshold, target and maximum amounts that may be earned under Perspecta’s STIP in fiscal year 2020. Threshold assumes minimum achievement of financial and non-financial performance goals. Threshold represents 66% of target but the actual payment may range to zero. The maximum payout is 200% of target. Actual amounts earned for fiscal year 2020 under the STIP are set forth in column (g) of the Summary Compensation Table.
2	The amounts shown in columns (g), (h), and (i) reflect the threshold, target and maximum amounts that may be earned under the PSU awards granted by Perspecta in fiscal year 2020, which related to the three-year performance period ending April 1, 2022. The number of shares that may be earned ranges from 50% of the target shares if the Perspecta fiscal year 2022 thresholds are met, to a maximum of 200% of the target shares if Perspecta’s 2022 Adjusted EPS and Adjusted FCF maximums are achieved. There is an opportunity to earn up to 25% of the PSUs in each of years one and two of the performance period; see CD&A - Fiscal Year 2020 Long Term Incentive Compensation – Performance-based Restricted Stock Units for additional details. The threshold number contained in column (g) represents achievement of 50% of target, but the actual payment may range to zero.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on unexercised Perspecta stock options and unvested Perspecta RSUs and PSUs held by the NEOs as of March 31, 2020, the last day of fiscal year 2020.

Grant Date (a)	Option Awards				Stock Awards
					RSUs		PSUs
	Number of Securities Underlying Unexercised Options Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock that Have Not Vested (f)	Market value of Shares or Units of Stock that Have Not Vested ($) (g)[1]	Number of Unearned Shares, Units, or Other Rights that Have Not Vested (h)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (i)
John M. Curtis
7/16/2018					71,588[2]	1,305,765
10/11/2018					24,968[3]	455,416	87,390[7]	1,593,994
6/11/2019					55,479[5]	1,011,937	113,271[8]	2,066,063
John P. Kavanaugh
5/31/2017					497[4]	9,065	6,551[6]	119,490
7/16/2018					26,566[2]	484,564
10/11/2018					6,378[3]	116,335	22,325[7]	407,208
6/11/2019					13,729[5]	250,417	28,031[8]	511,285
James L. Gallagher
12/10/2014	8,006		16.62	12/9/2022
12/9/2015	4,736		11.88	12/8/2023
5/31/2017					373[4]	6,804	4,909[6]	89,540
7/16/2018					13,423[2]	244,836
10/11/2018					2,517[3]	45,910	8,812[7]	160,731
6/11/2019					5,880[5]	107,251	12,005[8]	218,971
Tammy M. Heller
7/16/2018					14,541[2]	265,228
10/11/2018					2,727[3]	49,740	9,547[7]	174,137
6/11/2019					5,621[5]	102,527	11,476[8]	209,322
William G. Luebke
7/16/2018					13,423[2]	244,836
10/11/2018					2,517[3]	45,910	8,812[7]	160,731
6/11/2019					4,151[5]	75,714	8,475[8]	154,584
1	Based on a value per share of $18.24, which was the closing market price of our common stock on the NYSE on March 31, 2020.
2	These unvested shares are time-based RSUs that vest 100% on July 16, 2021.
3	These unvested shares are time-based RSUs that vest in three installments at 33.3% on each of October 11, 2019, 2020, and 2021.
4	These unvested shares are time-based RSUs that vest in three installments at 33.3% on each of May 31, 2018, 2019, and 2020.
5	These unvested shares are time-based RSUs that vest in three installments at 33.3% on each of June 11, 2020, 2021, and 2022.
6	Represents PSUs granted on May 31, 2017 for the fiscal years 2018-2020 performance period. The PSUs are earned and paid out in shares of Perspecta stock at the end of the three-year performance period, based upon the performance of two metrics (Adjusted EPS and Adjusted FCF), subject to the Human Resources and Compensation Committee’s approval. The number of shares of stock shown in this column is based on the target level of performance. 187 percent of the target number of PSUs have been earned based on Adjusted EPS and Adjusted FCF performance for the three-year performance period.
7	Represents PSUs granted on October 11, 2018 for the fiscal years 2019-2021 performance period. The PSUs are earned and paid out in shares of Perspecta stock at the end of the three-year performance period, based upon the performance of two target level of performance for both the Adjusted EPS and the Adjusted FCF portions of these grants. Fifty percent of the target number of PSUs have been earned based on fiscal year 2019 and fiscal year 2020 Adjusted EPS and Adjusted FCF performance and remain subject to time-based vesting through the end of fiscal year 2021.
8	Represents PSUs granted on June 11, 2019 for the fiscal years 2020-2022 performance period. The PSUs are earned and paid out in shares of Perspecta stock at the end of the three-year performance period, based upon the performance of two metrics (Adjusted EPS and Adjusted FCF), subject to the Human Resources and Compensation Committee’s approval. The number of shares of stock shown in this column is based on the target level of performance for the Adjusted EPS portion and the threshold level of performance for the Adjusted FCF portion of these grants. Twenty-five percent of the target number of PSUs have been earned based on fiscal year 2020 Adjusted EPS and Adjusted FCF performance and remain subject to time-based vesting through the end of fiscal year 2022.

Options Exercises and Stock Vested

The following table provides information on Perspecta stock options held by the NEOs that were exercised, and RSUs and PSUs held by the NEOs that vested during fiscal year 2020. All share numbers shown below reflect the number of Perspecta shares originally acquired on exercise or vesting.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting ($) (e)
John M. Curtis	—	—	12,485	325,109
John P. Kavanaugh	—	—	3,691	93,944
James L. Gallagher	—	—	1,633	40,908
Tammy M. Heller	—	—	1,364	35,519
William G. Luebke	—	—	5,734	139,336

Pension Benefits

Mr. Curtis participates in the Vencore, Inc. Pension Plan, a tax-qualified, defined benefit pension plan frozen to new entrants on December 31, 2015.

Name	Plan Name	Frozen Years of Service[1]	Credited Years of Service[2]	Present Value of Accumulated Benefit ($)[3]	Payments During Last Fiscal Year ($)
John M. Curtis	Vencore, Inc. Pension Plan	2.5	6.82	22,096	—
1	Represents years from the date of hire until December 31, 2015, when the plan closed to new participants.
2	Represents the years of credited service from the date of hire to March 31, 2020.
3
Represents the actuarial present value of Mr. Curtis’s accumulated benefit as of March 31, 2020, using the same assumptions used by the company for its financial statement reporting purposes, as disclosed in Note 16 - "Pension and Other Benefit Plans" to the company’s audited financial statements issued with the company’s annual report on Form 10-K for fiscal year 2020.

Until May 1, 2014, benefits under the Vencore, Inc. Pension Plan were calculated based on a final average pay formula. From May 1, 2014 until December 31, 2015, benefits were calculated under a cash balance formula, with annual credits based on a specified percentage of pensionable earnings corresponding to the participant’s age and years of credited service. Effective January 1, 2016, a Quarterly Allocation of $25 is made to the cash balance account under the plan for each calendar quarter that an eligible employee is continuously employed. The quarterly allocations are independent of age, credited service and pensionable earnings.

Additionally the company provides an annual interest credit to the employee’s 401(k) account equal to a designated percentage of the balance in the participant’s cash balance account in the pension plan as of the first day of the plan year, based on the 30-year Treasury rate. To be eligible for the interest credit, the eligible employee must be employed with the company on the last day of the plan year in which the contribution is made unless it is following the participant’s normal retirement date or is a result of death or total disability. During fiscal year 2020 a credit of $100 was applied to Mr. Curtis’s cash balance account under the pension plan to reflect the quarterly allocation and a credit of $549.28 was applied to Mr. Curtis’s 401(k) account to reflect the interest credit.

The normal retirement age under the plan is age 65. Early retirement eligibility occurs at age 55 with at least five years of credited service. For active participants, there is a 5% early retirement reduction factor for each year by which commencement of benefits precedes age 60. For terminated vested participants, the benefit is actuarially reduced for each year by which the commencement of benefits precedes age 65. A participant will be 100% vested after five years of service (three years in the case of a participant with a cash balance account) or the participant’s normal retirement date if he is employed on or after his normal retirement date. If an active employee dies at age 55 or older, a death benefit equal to the value of the employee’s accumulated pension benefits is paid to the employee’s beneficiary. Active employees who become totally disabled receive annual disability benefits that are equal to the normal retirement benefits they have accumulated as of the time they become disabled, payable until age 65.

Participants may receive their pension benefits in the form of a lump sum payment, joint and survivor annuity, single life annuity, a guaranteed period option in which beneficiaries can receive payments if a retiree dies within a certain time period and a level income options to provide an approximately level income when social security is taken into account. If a participant terminates prior to vesting, no benefits are payable.

Nonqualified Deferred Compensation

None of the NEOs participated in any nonqualified deferred compensation plan maintained by the company in fiscal year 2020.

Potential Payments upon Termination

The following table shows potential payments upon termination or a change of control for our NEOs as of March 31, 2020. The terms and conditions of our Executive Officer Severance Policy and our Severance Plan for Senior Management and Key Employees agreements with all our NEOs are discussed below.

	Voluntary Termination or Termination for Cause ($)		Involuntary Termination without Cause ($)	Termination upon Death or Disability ($)	Termination upon Change in Control ($)	Termination Without Cause or for Good Reason in Connection with Change in Control ($)
John M. Curtis
Cash Severance[1]	—		2,137,500	—	—	6,075,000
Benefits Continuation[2]	—		13,455	—	—	42,417
Equity Acceleration[3]	—		—	4,116,138	—	6,728,315
Total	—	—	2,150,955	4,116,138	—	12,845,732
John P. Kavanaugh
Cash Severance[1]	—		1,102,475	—	—	2,004,500
Benefits Continuation[2]	—		16,809	—	—	34,537
Equity Acceleration[3]	—		—	1,259,099	—	1,915,802
Total	—	—	1,119,284	1,259,099	—	3,954,839
James L. Gallagher
Cash Severance[1]	—		583,780	—	—	1,167,560
Benefits Continuation[2]	—		16,176	—	—	33,251
Equity Acceleration[3]	—		—	588,485	—	863,665
Total	—	—	599,956	588,485	—	2,064,476
Tammy M. Heller
Cash Severance[1]	—		558,025	—	—	1,116,050
Benefits Continuation[2]	—		1,166	—	—	2,333
Equity Acceleration[3]	—		—	559,530	—	830,850
Total	—	—	559,191	559,530	—	1,949,233
William G. Luebke
Cash Severance[1]	—		484,800	—	—	969,600
Benefits Continuation[2]	—		17,450	—	—	35,875
Equity Acceleration[3]	—		—	486,525	—	703,845
Total	—		502,250	486,525	—	1,709,320
[1]	For involuntary termination without cause, reflects 1.0x salary for all NEOs, plus a pro rata bonus payout for fiscal year 2020 assumed to be equal to the actual bonus payout for fiscal year 2020 for having served until the last day of the fiscal year. For termination in connection with a change in control, reflects 3.0x salary and bonus for Mr. Curtis, and 2.0x salary and bonus for each other NEO, where bonus is defined as the greater of (a) three-year average annual cash incentive payout (2-year average or last actual for 1-3 years of service, and target bonus for less than 1 year of service) or (b) target annual bonus for the fiscal year during which the termination occurs.
[2]	For involuntary termination without cause, reflects cost of 12 months of COBRA (i.e., health care continuation) benefits for all NEOs. For termination in connection with a change in control, reflects the cost of 36 months of COBRA for Mr. Curtis, and 24 months of COBRA for each other NEO.
[3]	Equity values based on closing price of our stock on March 31, 2020 of $18.24 per share.

Agreements and Policies

Executive Officer Severance Policy. We maintain a policy to provide severance benefits in the discretion of our Human Resources and Compensation Committee and our CEO to certain executives whose employment with us is terminated without cause in situations not involving a change in control. The Severance Policy covers our CEO and those executives reporting directly to our CEO who are Section 16 officers. An executive who resigns is not entitled to benefits under the Severance Policy. Severance benefits are up to 12 months of the executive’s base salary, a pro rata annual bonus for the year in which the termination occurs based on actual performance, and continuation of certain health and welfare benefits for up to 12 months following the termination of employment.

Severance Plan for Senior Management and Key Employee Agreements. Each of our NEOs is party to a Severance Plan for Senior Management and Key Employee Agreement that provides for “double trigger” income and benefits continuity protection for either: (a) a voluntary termination for Good Reason within 24 full calendar months of a Change of Control, or (b) an involuntary termination for any reason other than for Cause within 36 months of a Change of Control, as all terms are defined in the agreements. Severance benefits are a multiple of the executive’s base salary plus the greater of either (a) the average annual earned/paid bonus during the three fiscal years prior to which employment termination has occurred or (b) the executive’s target annual bonus for the fiscal year during which the employee termination occurs, and continuation of certain health and welfare benefits for a specified period following the termination of employment. Mr. Curtis participates in the Severance Plan at a multiple of 3.0x (or 36 months for health and welfare benefits), and our other NEOs participate in the Severance Plan at a multiple of 2.0x (or 24 months for health and welfare benefits).

The agreements do not entitle any of the NEOs to an excise tax gross-up. To the extent that any payments or benefits provided constitute excess parachute payments under Section 280G of the Internal Revenue Code, these payments will be reduced to the maximum amount that the executive may receive without becoming subject to the excise tax imposed under Section 4999 of the Code if it is determined that the executive would retain more, on an after-tax basis, having such payments so reduced.

Equity Award Agreements. Our equity award agreements with our NEOs under the 2018 Plan provide for preferential treatment and acceleration of outstanding equity awards under certain termination scenarios.

In the event of a termination upon death or disability, the vesting restrictions on any outstanding RSUs will lapse and the awards will become immediately vested in full. The vesting restrictions on outstanding PSUs will also lapse on a pro rata portion of the initial number of units at target, with such pro-ration based on the NEO’s period of service during the applicable performance period. The remaining units will be forfeited. In the event of retirement on or after age 62 with at least 10 years of service, a pro rata portion of the RSUs will vest, and a pro rata portion of the PSUs will remain outstanding and eligible to vest based on achievement of the performance goals at the end of the three-year performance period, with the pro rata portion in each case based on the NEO’s period of service during the applicable vesting or performance period.

In the event of a Change in Control, 100% of the target PSUs will convert to RSUs consistent with the initial time-based requirements on the awards.

In the event of a qualifying termination in connection with a Change in Control, the vesting restrictions on any outstanding restricted stock units will lapse and the awards will become immediately vested in full.

In addition, the equity award agreements with our NEOs contain non-disclosure and non-use of confidential information; non-solicitation; and non-competition provisions to protect our interests.

2020 CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (the pay ratio rule), we are providing the following information about the relationship of the annual total compensation of our median employee for calendar year 2019 and the annual total compensation of our CEO, Mr. Curtis, as of our fiscal year-end March 31, 2020. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median compensated employee, we used calendar year 2019 W-2 compensation for each individual employed as of January 1, 2020, annualizing amounts for those permanent employees who were hired during calendar year 2019. The median employee’s annual total compensation was $77,250. The CEO’s annual total compensation for fiscal year 2020, was $6,389,994 as reported in the “Total” column of the Summary Compensation

Table. Based on this information, for 2020 we estimate that the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 83:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Additional Information
Business for 2021 Annual Meeting

Shareholder Proposals. For a shareholder proposal to be considered for inclusion in Perspecta’s proxy statement for the 2021 Annual Meeting of Shareholders, the written proposal must be received by Perspecta’s Corporate Secretary at our principal executive offices not later than February 15, 2021. The proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Director Nominations to Be Included in the Proxy Statement (Proxy Access)

We have adopted proxy access, whereby a shareholder (or a group of up to 20 shareholders) who has held at least 3% of our stock for three years or more may nominate a director and have that nominee included in our proxy materials, provided that the shareholder and nominee satisfy the requirements specified in our Bylaws. Any shareholder who wishes to use these procedures to nominate a candidate for election to the Board for inclusion in the company’s proxy statement relating to the 2021 Annual Meeting must satisfy the requirements specified in our Bylaws and must provide written notice to our Corporate Secretary, which must be received no later than February 15, 2021, and no earlier than January 16, 2021. The notice of proxy access must include the information specified in our Bylaws, including information concerning the nominee and information about the shareholder’s ownership of and agreements related to Perspecta’s stock.

Other Business and Director Nominations to Be Presented at the Annual Meeting

Shareholders seeking to nominate a candidate for election to the Board or to propose any business for presentation at the 2021 Annual Meeting pursuant to the advance notice provision of the Bylaws, must provide written notice, which must be delivered to or mailed and received at our principal executive offices no earlier than the close of business on April 7, 2021 and no later than the close of business on May 7, 2021. The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as applicable, and information about the shareholder’s ownership of and agreements related to Perspecta’s stock. If the 2021 Annual Meeting is held more than 30 days before or more than 60 days after August 5, 2021, a shareholder’s written notice seeking to nominate a candidate for election to the Board or propose any business at the 2021 Annual Meeting pursuant to the advance notice provisions of the Bylaws must be received no earlier than the close of business on the 120th day prior to the 2021 Annual Meeting and no later than the close of business on the later of (x) the 90th day prior to the 2021 Annual Meeting and (y) the 10th day following the date on which public announcement of the date of the 2021 Annual Meeting is first made.

Householding; Availability of 2020 Annual Report and Proxy Statement

The SEC permits Perspecta to deliver a single proxy statement and annual report to an address shared by two or more shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for the company. To take advantage of this opportunity, Perspecta, and banks and brokerage firms that hold your shares, have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. Perspecta will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On August 5, 2020: The proxy statement and our 2020 Annual Report are available through the company’s website, www.perspecta.com in the “Investors” section or at www.virtualshareholdermeeting.com/PRSP2020.

Additional copies of the 2020 Annual Report or this proxy statement are available without charge to any shareholder, upon request, by calling 1-571-612-7065 or writing to:
Investor Relations
Perspecta Inc.
15052 Conference Center Drive
Chantilly, VA 20151

If you share the same address with other Perspecta shareholders and would like to start or stop householding for your account, you can call 1-866-540-7095 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s).
If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

Appendix A – Perspecta Inc. Employee Stock Purchase Plan

PERSPECTA INC.
EMPLOYEE STOCK PURCHASE PLAN

1Purpose
The purpose of the Plan is to provide Eligible Employees of Perspecta and each of its Designated Subsidiaries with the opportunity to purchase Stock in Perspecta through payroll deduction, thereby encouraging employees to share in the economic growth and success of the company through Stock ownership. Perspecta intends that the Plan constitute an “employee stock purchase plan” within the meaning of section 423 of the Code and, further, intends that any ambiguity in the Plan or any related Offering be resolved to effect such intent.
2Effective Date
This Plan shall become effective on August 5, 2020, subject to approval by Perspecta’s shareholders.
3Definitions
3.1“Account” shall mean the separate bookkeeping account which shall be established and maintained by the Administrator for each Participant for each Offering Period to record the Contributions made on his or her behalf to purchase Stock under the Plan
3.2“Administrator” shall mean the Human Resources and Compensation Committee of the Board of Directors of Perspecta or a duly-authorized delegate.

3.3“Beneficiary” shall mean the one or more persons designated by the Participant in accordance with the procedures established by the Administrator who is entitled to receive a distribution from the Participant’s Account and/or act on behalf of the Participant pursuant to section 12.

3.4“Board” shall mean the Board of Directors of Perspecta.
3.5“Change in Control” shall mean an occurrence of any of the following events: (a) an acquisition (other than directly from Perspecta) of any voting securities of Perspecta (the “Voting Securities”) by any “person or group” (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an employee benefit plan of Perspecta, immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of the combined voting power of Perspecta’s then outstanding Voting Securities; or (b) the consummation of (i) a merger, consolidation or reorganization involving Perspecta, unless (A) the shareholders of Perspecta immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the entity resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, and (B) at least a majority of the members of the Board of Directors of the Surviving Corporation were directors of Perspecta immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (ii) a complete liquidation or dissolution of Perspecta.
3.6“Code” shall mean the Internal Revenue Code of 1986, as amended.
3.7“Contributions” shall mean the payroll deductions that a Participant contributes to fund the exercise of an Option pursuant to the Offering. Contributions made in currencies other than U.S. dollars will be converted into U.S. dollars at the then existing exchange rate as determined by the Administrator.

3.8“Designated Subsidiary” shall mean a Subsidiary that the Administrator has designated as eligible to participate in the Plan. Unless otherwise determined by the Administrator with respect to a particular Offering, each U.S. Subsidiary of Perspecta which is a corporation for U.S. tax purposes shall be a Designated Subsidiary.
3.9“Eligible Employee” shall mean each regular full-time and part-time employee of Perspecta or a Designated Subsidiary, excluding any individual who is classified as an independent contractor in Perspecta’s or a Designated Subsidiary’s regular payroll system. Eligible Employee shall exclude any employee who (i) would own (immediately after the grant of an Option under the Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of Perspecta or any of its Subsidiaries based on the rules set forth in section 423(b)(3) and section 424 of the Code, (ii) is customarily employed (within the meaning of Code section 423(b)(4)(B)) 20 hours or less per week (or such lesser period of time as may be determined by the Administrator), or (iii) is customarily employed (within the meaning of Code section 423(b)(4)(C)) for not more than 5 months in any calendar year (or such lesser period of time as may be determined by the Administrator). In addition, with respect to any Offering, the Administrator may, prior to an Enrollment Period for an Offering under the Plan and in an identical manner to all employees of every corporation whose employees are granted Options under the Offering, determine that the Eligible Employees with respect to such Offering will not include –
a.an employee who has been employed less than 2 years (within the meaning of the Code section 423(b)(4)(A)) (or such lesser period of time as may be determined by the Administrator);
b.an employee who is a highly-compensated employee within the meaning of Code section 414(q) with compensation above a certain level, and/or is an officer or subject to disclosure requirements of section 16(a) of the Exchange Act, or some other sub-category of highly compensated employees above a designated grade level; and
c.an employee who is a citizen or resident of a foreign jurisdiction if the grant of an Option under the Plan or Offering to such person is prohibited under the laws of such foreign jurisdiction or if compliance with the laws would cause the Plan or Offering to violate the requirements of Code section 423.
3.10“Enrollment Period” shall mean a period preceding an Offering Period during which Eligible Employees may elect to participate in the Plan for such Offering Period. The Administrator shall establish the timing and duration of each Enrollment Period.
3.11“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
3.12“Fair Market Value” as of any date shall mean the closing sales price for a share of Stock as reported on the New York Stock Exchange on such date; provided, if any given day for which the Fair Market Value of a share of Stock is to be determined is not a business day, the Fair Market Value shall be deemed to be the closing sales price for a share of Stock on the most recent business day before such day.
3.13“Offering” shall mean an offer under the Plan to purchase shares of Stock on a Purchase Date.
3.14“Offering Period” shall mean a period established by the Administrator during which Contributions shall be made pursuant to an Offering under the Plan. Unless otherwise provided by the Administrator with respect to an Offering, Offering Periods shall run in consecutive, non-overlapping cycles, with the first Offering Period beginning on or after October 1, 2020 and ending on or after December 31, 2020. In addition, unless otherwise provided by the Administrator with respect to an Offering, if the first day of an Offering Period is not a business day, then the Offering Period shall begin on the next following business day; and if the last day of an Offering Period is not a business day, then the Offering Period shall end on the most recent business day before such day. In no event shall any Offering Period be shorter than three (3) months or longer than twenty-seven (27) months.
3.15“Option” shall mean a Participant’s right to purchase shares of Stock in an Offering under the Plan, in accordance with and subject to the terms of such Offering.
3.16“Participant” shall mean, for each Offering, an Eligible Employee who has satisfied the requirements set forth in section 7 to participate in such Offering.

3.17“Participating Employer” shall mean, for each Participant as of any date, Perspecta or a Designated Subsidiary, whichever employs such Participant as of such date.
3.18“Payroll Deduction Authorization” shall mean the participation election and payroll deduction authorization form which an Eligible Employee shall be required to properly complete and timely file with the Administrator to participate in the Plan for the related Offering Period. The Administrator shall establish rules and procedures relating to how Eligible Employees may submit Payroll Deduction Authorizations (which may include online or electronic enrollment) and the times during which Payroll Deduction Authorizations must be submitted.
3.19“Perspecta” shall mean Perspecta Inc., a Nevada corporation.
3.20“Plan” shall mean this Perspecta Inc. Employee Stock Purchase Plan as set forth herein and as hereafter amended from time to time.
3.21“Purchase Date” shall mean, for each Offering Period, the last business day of such Offering Period.
3.22 “Purchase Price” shall mean the price at which shares of Stock shall be purchased in an Offering, which shall be ninety-five percent (95%) of the Fair Market Value of a share of Stock on the Purchase Date. The Administrator may adjust the Purchase Price in its sole discretion with respect to an Offering; provided that the Purchase Price shall not be less than the lower of (a) eighty-five percent (85%) of the Fair Market Value of a share of Stock on the first day of the Offering Period or (b) eighty-five percent (85%) of the Fair Market Value of a share of Stock on the Purchase Date.
3.23“Stock” shall mean the Common Stock of Perspecta, no par value.
3.24“Subsidiary” shall mean a subsidiary corporation of Perspecta as defined under Code section 424(f).
4Offerings
Offerings to purchase shares of Stock shall be made to Eligible Employees in accordance with the Plan from time to time at the discretion of the Administrator. The Administrator will determine the terms of each Offering, which will be set forth in writing (or electronic form), provided that all employees granted Options shall have the same rights and privileges in accordance with the requirements of section 423(b)(5) of the Code. For each Offering, Options will be granted to all Eligible Employees of any corporation whose employees are granted any of such Options by reason of their employment by that corporation in such Offering. For any Offering for which the Purchase Price is determined using a “lookback” feature (i.e., that calculates the Purchase Price based on the lower of the Fair Market Value of a share of Stock at the start or the end of such Offering Period), the maximum number of shares of Stock that may be purchased by any Participant in such Offering shall be 1,000 shares.
5Shares Available Under the Plan
Subject to adjustment as provided in section 14, a maximum 5,000,000 shares of Stock shall be reserved for purchase upon the exercise of Options granted under section 9 of the Plan. Any shares of Stock which are subject to Options granted as of the first day of an Offering Period but which are not purchased on the related Purchase Date shall again become available under the Plan. Shares purchased under the Plan will be, at Perspecta’s discretion, either newly issued shares, shares already owned by Perspecta (treasury stock), or shares purchased for Participants in the open market, or any combination of the foregoing.
6Administration
The Administrator shall be responsible for the administration of the Plan and shall have the power in connection with such administration to interpret the Plan, to establish rules and procedures it deems appropriate to administer the Plan, and to take such other action in connection with such administration as it deems necessary or equitable under the circumstances. The Administrator also shall have the power to delegate the duty to perform such administrative functions as the Administrator deems appropriate under the circumstances and any action taken in accordance with such delegation shall be considered the action of the Administrator. Any person or management committee to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Administrator for such function. Any action or inaction by or on behalf of the Administrator under the Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under the Plan based on the rights, if any, of any such Eligible Employee or Participant under the Plan.
7Participation
a.An Eligible Employee may become a Participant in the Plan by submitting a properly completed Payroll Deduction Authorization to the Administrator on or before the last day of the Enrollment Period for an Offering. Unless otherwise provided by the Administrator, only employees who are Eligible Employees on the first day of an Enrollment Period, and whose employment as an Eligible Employee continues until the start of the related Offering, may participate in the Offering. Employment as an Eligible Employee shall not be treated as interrupted by a transfer directly between Perspecta and any Designated Subsidiary which is participating in the Offering or between one Designated Subsidiary participating in the Offering and another Designated Subsidiary participating in the same Offering.
b.A Payroll Deduction Authorization shall require an Eligible Employee to provide such information and to take such action as the Administrator in its discretion deems necessary or helpful to the orderly administration of the Plan, including specifying (in accordance with section 8) his or her Contributions to purchase shares of Stock pursuant to the Offering. Unless a Participant files a new Payroll Deduction Authorization during a subsequent Enrollment Period, stops (or otherwise modifies) his or her Contributions in accordance with section 8(b), or terminates employment or otherwise ceases to be an Eligible Employee pursuant to section 12, he or she will remain a Participant and his or her Payroll Deduction Authorization will continue in effect at the same Contribution rate for future Offering Periods under the Plan as long as the Plan remains in effect. The Administrator may establish procedures (applied on a uniform and nondiscriminatory basis) for enrolling newly hired Eligible Employees or employees who otherwise become Eligible Employees during an Enrollment Period (before the start of the related Offering Period). Otherwise, an Eligible Employee who is hired or who otherwise becomes eligible after the start of an Enrollment Period for an Offering must wait until the Enrollment Period for the next Offering to enroll.
8Contributions
a.Payroll Deduction Authorization. Each Payroll Deduction Authorization made under section 7 shall specify the Participant’s Contributions for the Offering, which shall be a whole-number percentage of compensation (unless the Administrator determines that Contributions may be designated as a specific dollar amount) which he or she authorizes his or her Participating Employer to deduct from his or her compensation each pay period (as such pay period is determined in accordance with his or her Participating Employer’s standard payroll policies and practices) during the Offering Period for which such Payroll Deduction Authorization is in effect. For each Offering, the Administrator shall establish the definition of eligible “compensation” from which a Participant’s Contributions will be taken, which for any Offering will be applicable to all Participants in the Offering on an identical basis. The Administrator shall determine the elements of pay to be included in compensation for purposes of an Offering in compliance with Code section 423 and may change the definition on a prospective basis (provided it shall apply to Participants on an identical basis). Unless otherwise provided by the Administrator with respect to an Offering, eligible “compensation” for purposes of each Offering under the Plan will consist of base salary or base pay and overtime. In addition, for any Offering, the Administrator may establish uniform rules regarding (i) required minimum Contribution levels and (ii) limitations on the dollar amounts (or percentages of compensation) that may be contributed, provided that all such limitations shall satisfy the requirements of Code section 423(b)(5) with respect to any Offering. Unless otherwise provided by the Administrator with respect to an Offering, the maximum percentage of compensation that a Participant may elect to contribute for any Offering shall equal fifteen percent (15%) of the Participant’s eligible compensation per payroll period.
b.Modifications. Unless otherwise provided by the Administrator with respect to an Offering, a Participant shall have the one-time right to amend his or her Payroll Deduction Authorization after the end of an Enrollment Period to stop the Contributions which he or she previously had authorized for an Offering Period, in which case the accumulated Contributions through the date of such adjustment shall not be distributed to the Participant but instead shall be used to purchase shares of Stock at the end of the Offering Period in accordance with the terms of the Offering. Any such adjustment to a Participant’s Contributions shall be effective as soon as administratively practicable after the Administrator receives the amended Payroll Deduction Authorization. No payroll deduction Contributions will be taken for future Offering Periods unless the Participant submits a new Payroll Deduction Authorization during a subsequent Enrollment Period in accordance with section 7. Unless otherwise provided for by the Administrator with respect to an Offering, a Participant shall not otherwise have the right to increase or decrease the Contributions which he or she previously had authorized for an Offering Period after the end of the Enrollment Period for such Offering Period. The Administrator may establish procedures and deadlines by which Participants must make such amendments to a Payroll Deduction Authorization.
c.Account Credits, General Assets and Taxes. All Contributions made for a Participant shall be credited to his or her Account as of the payday as of which the Contribution is made. All Contributions shall be held by Perspecta, by Perspecta’s agent or by one, or more than one, Designated Subsidiary (as determined by the Administrator) as part of the general assets of Perspecta or any such Designated Subsidiary, and each Participant’s right to the Contributions credited to his or her Account shall be those of a general and unsecured creditor. No interest or earnings shall be credited to a Participant’s Account. All Contributions shall be taken on an after-tax basis.
9Granting of Option
a.General Rule. Subject to the remaining provisions of this section 9, each person who is a Participant for an Offering Period automatically shall be deemed to have been granted an Option to purchase the number of whole shares of Stock as may be purchased with the Contributions credited to the Participant’s Account during the applicable Offering Period, subject to the limit in Section 4, if applicable, and the Statutory Limit (as defined in Section 9(c) below). No fractional shares of Stock will be purchased; unless otherwise provided by the Administrator, any Contributions accumulated in a Participant’s Account which are not sufficient to purchase a full share of Stock will be retained in the Participant’s Account for the subsequent Offering, subject to earlier withdrawal in accordance with section 12. Contributions accumulated in a Participant’s Account (other than amounts representing fractional shares) which, for any reason, are not used to purchase shares of Stock will be returned to the Participant in cash (without interest and at the currency exchange rate determined by the Administrator for Contributions made in currencies other than U.S. dollars) and shall not be carried over to the next Offering.
b.Option Terms. Each such Option shall be exercisable only in accordance with the terms of the Plan and the applicable Offering pursuant to which the Option has been granted.
c.Statutory Limitation. No Option granted under the Plan to any Eligible Employee shall permit his or her rights to purchase shares of Stock under the Plan or under any other “employee stock purchase plan” (within the meaning of section 423 of the Code) of Perspecta or any of its Subsidiaries (within the meaning of section 424(f) of the Code) to accrue (within the meaning of section 423(b)(8) of the Code) at a rate which exceeds $25,000 of the Fair Market Value of such Stock for any calendar year (the “Statutory Limit”). Such Fair Market Value shall be determined as of the first day of the Offering Period for which the Option is granted.
d.Insufficient Available Shares. If the number of shares of Stock available for purchase for any Offering Period is insufficient to cover the number of whole shares which Participants have elected to purchase, then each Participant’s Option to purchase shares of Stock for such Offering Period shall be reduced to the number of whole shares of Stock which the Administrator shall determine by multiplying the number of shares of Stock available for Options for such Offering Period by a fraction, the numerator of which shall be the number of shares of Stock for which such Participant would have been granted an Option under section 9(a) if sufficient shares were available and the denominator of which shall be the total number of shares of Stock for which Options would have been granted to all Participants under section 9(a) if sufficient shares were available.
10Exercise of Option
Unless a Participant terminates employment or otherwise ceases to be an Eligible Employee pursuant to section 12, in each case on or before the Purchase Date for an Offering Period for which he or she has made Contributions, his or her Option shall be exercised automatically on such Purchase Date for the purchase of as many whole shares of Stock as the balance credited to his or her Account as of that date will purchase at the Purchase Price for such shares of Stock.
11Delivery of Shares; Holding Period
Whole shares of Stock purchased upon the exercise of an Option under the Plan may be registered in book entry form or represented in certificate form and shall be held for the Participant in an investment account maintained by the Plan’s third-party custodian. The shares of Stock in a Participant’s investment account shall be registered in the Participant’s name (or, to the extent permitted under procedures established by the third-party custodian, jointly in the names of the Participant and the Participant’s spouse or beneficiary). No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock subject to an Option until such Option has been exercised and the related shares of Stock have been registered in the Participant’s investment account. The Administrator may impose restrictions on the sale or transfer of shares held in a Participant’s investment account, in accordance with Code section 423, with respect to any shares of Stock purchased under the Plan if the purchase discount exceeds 5% and/or the Purchase Price has a lookback feature.
In addition, unless otherwise provided by the Administrator, no shares of Stock purchased in any Offering under the Plan may be transferred out of the Participant’s Plan investment account to any other brokerage account designated by the Participant for two (2) years after the start of the Offering Period during which such shares were purchased; provided that the Participant may still direct the sale of any shares of Stock in his or her Plan investment account during this two-year period, as long as any otherwise applicable restrictions with respect to such shares have elapsed. Any fees associated with the sale or transfer of any shares of Stock shall be borne by the Participant.
12Termination of Employment or Other Service; Death
If a Participant’s employment with Perspecta or with a Designated Subsidiary terminates before the Purchase Date for an Offering Period for any reason whatsoever (including death but in such case only if the Administrator has timely notice of such death), then his or her Account shall be distributed to the Participant or (in the case of the Participant’s death) to the Beneficiary or estate if no Beneficiary is selected in cash (without interest and at the currency exchange rate determined by the Administrator for Contributions made in currencies other than U.S. dollars) as soon as administratively practicable after the date his or her employment terminates. If a Participant otherwise ceases to be an Eligible Employee with respect to an Offering on or before the Purchase Date with respect to such Offering, the Participant’s aggregate Contributions for such Offering shall be distributed to the Participant in cash (without interest and at the currency exchange rate determined by the Administrator for Contributions made in currencies other than U.S. dollars) as soon as administratively practicable after the date he or she ceases to be eligible. Payment shall occur as soon as administratively practicable (and in any event by no later than March 15th of the year following the year in which the applicable Offering Period ends). However, if a Participant is transferred directly between Perspecta and a Designated Subsidiary participating in an Offering or between one Designated Subsidiary participating in an Offering and another Designated Subsidiary participating in the same Offering, his or her employment shall not be treated as having terminated merely because of such transfer. In the case of a leave of absence, the Administrator shall have the authority to determine if and when a Participant’s employment has terminated in its sole discretion.
13Transferability
Neither the balance credited to a Participant’s Account nor any rights to the exercise of an Option or to receive shares of Stock under the Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Administrator in its absolute discretion may treat any such action as an election by a Participant to cease future Contributions in accordance with section 8(b).
14Adjustment
The number of shares of Stock covered by outstanding Options granted pursuant to the Plan, the related Purchase Price, the number of shares of Stock available under the Plan, the maximum limitation on shares purchasable during an Offering Period, and any other similar terms shall be adjusted by the Board in an equitable manner to reflect any Stock split, Stock dividend or other similar change in the capitalization of Perspecta without the receipt of consideration by Perspecta. An adjustment made under this section 14 by the Board shall be conclusive and binding on all affected persons.
15Amendment or Termination
This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate, and any such amendment shall be subject to the approval of Perspecta’s shareholders to the extent such approval is required under section 423 of the Code, other applicable law or stock exchange listing requirements. The Board also may terminate the Plan or any Offering made under the Plan at any time.

16Change in Control
In the event of a Change in Control, (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Options or may substitute similar options for outstanding Options, or (ii) otherwise, all outstanding Options under the Plan shall automatically be exercised immediately prior to the consummation of such Change in Control by causing all amounts credited to each Participant’s Account to be applied to purchase as many shares of Stock pursuant to the Participant’s Option as possible at the Purchase Price, subject to the limitations set forth in the Plan. The Administrator shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of a Change in Control and Participants shall, following the receipt of such notice, have the right to terminate their Contributions and receive a cash distribution of their Accounts prior to the effective date of such Change in Control.

17 Acquisitions and Dispositions
The Administrator may, in its sole and absolute discretion, create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of a controlling interest in another company or business by a stock acquisition, merger, reorganization or purchase of assets and, notwithstanding anything in the Plan to the contrary, may provide for special Purchase Dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of Perspecta, which Offering Periods and Purchase Dates granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Administrator considers appropriate under the circumstances.

18Indemnity
Perspecta shall, consistent with applicable law, indemnify members of the Administrator from any liability, loss or other financial consequence with respect to any act or omission relating to his or her conduct in the performance of his or her duties under the Plan, except in relation to matters as to which he or she acted fraudulently or in bad faith in the performance of such duties.

19Notices
All Payroll Deduction Authorizations and other communications from a Participant to the Administrator under, or in connection with, the Plan shall be deemed to have been filed with the Administrator when actually received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt of such authorizations and communications.
20Employment
No offer under the Plan shall constitute an offer of employment, and no acceptance of an offer under the Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and Perspecta or any subsidiary of Perspecta, including a Designated Subsidiary.
21Payment of Expenses Related to Plan
The cost, if any, for the delivery of shares of Stock to a Participant or commissions upon the sale of Stock shall be paid by the Participant using such service. Other expenses associated with the Plan, if any, at the discretion of the Administrator, will be allocated as deemed appropriate by the Administrator.

22Optionees Not Stockholders
Neither the granting of an Option to an employee, nor the deductions from his or her pay shall cause such employee to be a shareholder of the Stock covered by an Option until such shares of Stock have been purchased by and issued to him or her.

23Taxes
As a condition of participating in the Plan, a Participant shall make such arrangements as Perspecta or the Participating Employer may require for the satisfaction of any applicable U.S. federal, state, local or foreign tax withholding, and any other required deductions or payments that may arise in connection with the grant or exercise of an Option under the Plan or the sale or disposition of any shares of Stock acquired upon exercise thereof. Perspecta shall not be required to issue any shares of Stock under the Plan until such obligations are satisfied.

24Compliance with Applicable Law
No Options may be exercised to any extent unless the shares of Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended, and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan.

25Headings, References and Construction
The headings to sections in the Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections (section) in the Plan shall be to sections (section) of the Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Nevada.

Appendix B - Non-GAAP Financial Measures

To aid investors and analysts with year-over-year comparability for the combined businesses of USPS, Vencore HC and KGS HC, Perspecta includes certain pro forma financial information that combines the stand-alone USPS and Vencore HC and KGS HC financial information as if the acquisition had taken place on April 1, 2017. These pro forma results include a Vencore HC and KGS HC results for the period from April 1, 2018 to May 31, 2018 and assess the impact of interest, depreciation and amortization, recurring elements of pension income, and other costs as if the Spin-Off and Mergers had occurred at the beginning of the period. Perspecta also includes adjusted, non-GAAP results that exclude costs directly associated with the Spin-Off and Mergers and the ongoing integration process.

The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.

These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.
Pro Forma Revenue (Unaudited)

($ in millions)	Fiscal Year 2019
Revenue	4,030
Historical Vencore revenue[1]	244
Pro forma revenue	4,274
1
Revenue prior to the May 31, 2018 mergers is from the most closely corresponding reporting periods, which is April 1, 2018 to May 31, 2018 for the fiscal year ended March 31, 2019. In this and all subsequent tables, financial data for “Vencore” includes the combined results of Vencore HC and KGS HC.

Pro Forma and Adjusted EBIT and Adjusted Diluted EPS (Unaudited)

Adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”) excludes the following items: interest, income taxes, depreciation and amortization, restructuring, separation, transaction and integration-related costs, mark-to-market adjustments to the pension and other post-employment benefit programs, stock-based compensation, and other non-recurring items. Adjusted net income and adjusted diluted EPS also exclude acquisition-related intangible amortization.

($ in millions, except per share data)	Fiscal Year 2020	Fiscal Year 2019
Net income (loss)	(676)	72
Income tax expense (benefit)	(54)	40
Interest expense, net	137	121
Depreciation and amortization	374	330
EBITDA	(219)	563
Historical Vencore[1]	—	29
Effects of Spin-Off and Mergers	—	3
Impairment charges	796	—
Restructuring costs	17	10
Separation, transaction and integration-related costs	85	106
Pension actuarial and settlement losses	72	35
Share-based compensation	23	11
Gain on sale of assets	(33)	—
Separation related cost	37	3
Adjusted EBITDA	778	760
Depreciation and amortization[2]	(374)	(342)
Amortization of acquired intangibles[2]	206	174
Adjusted EBIT	610	592
Interest expense, net	(137)	(141)
Adjusted earnings before taxes	473	451
Income tax expense[3]	121	122
Adjusted net income	352	329
Adjusted diluted EPS[4]	2.16	2.00

1	Represents pro forma results associated with Vencore for the period from April 1, 2018 to May 31, 2018.
2	Represents pro forma depreciation and amortization and pro forma amortization of acquired intangibles during the fiscal year ended March 31, 2019, updated for the final valuation of intangibles.
3	Represents income tax expense utilizing an adjusted effective tax rate that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization. Adjusted effective tax rates are approximately 26% and 27% for fiscal years ended March 31, 2020 and 2019.
4	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 162.72 and 164.82 million for fiscal years ended March 31, 2020 and 2019, respectively.

Adjusted Free Cash Flow (Unaudited)

Perspecta defines adjusted free cash flow as net cash provided by operating activities less purchases of property, equipment and software, and adjusted for certain items, such as (i) payments on finance lease obligations, (ii) business acquisitions, dispositions, and investments, (iii) restructuring payments, (iv) payments on separation, transaction and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

($ in millions)	Fiscal Year 2020	Fiscal Year 2019
Net cash provided by operating activities	626	462
Historical Vencore [1]	—	14
Purchases of property, equipment and software	(17)	(26)
Payments on finance lease obligations	(141)	(172)
Payments on restructuring, transaction and integration-related costs	91	142
Initial sale of qualifying receivables	(17)	—
Adjusted free cash flow	542	420

1	Results for the fiscal year ended March 31, 2019 are pro forma, representing results associated with Vencore for the period from April 1, 2018 to May 31, 2018.

PERSPECTA INC.
15052 CONFERENCE CENTER DRIVE
CHANTILLY, VIRGINIA 20151

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D18149-P34546

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PERSPECTA INC.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Sanju K. Bansal	☐	☐	☐
1b. Sondra L. Barbour	☐	☐	☐
1c. John M. Curtis	☐	☐	☐
1d. Lisa S. Disbrow	☐	☐	☐
1e. Glenn A. Eisenberg	☐	☐	☐
1f. Pamela O. Kimmet	☐	☐	☐
1g. Ramzi M. Musallam	☐	☐	☐
1h. Philip O. Nolan	☐	☐	☐
1i. Betty J. Sapp	☐	☐	☐
1j. Michael E. Ventling	☐	☐	☐

For address changes and/or comments, please check this box and write them on the reverse side where indicated. ☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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D18150-P34546

PERSPECTA INC.
Annual Meeting of Shareholders
August 5, 2020 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) John M. Curtis, J. Michael Lawrie and James L. Gallagher, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PERSPECTA INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM EDT, on August 5, 2020, via the Internet at www.virtualshareholdermeeting.com/PRSP2020, and any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable or unavailable to serve).

This proxy, when properly executed, will be voted in the manner directed herein. If a properly executed proxy is returned and no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

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